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                                                                    Exhibit 10.1

                              BRIDGE LOAN AGREEMENT

                          Dated as of December 6, 2005

                                      among

                        WINDROSE MEDICAL PROPERTIES, L.P.

                                  as Borrower,

                       WINDROSE MEDICAL PROPERTIES TRUST,

                                 as a Guarantor,

                          KEYBANK NATIONAL ASSOCIATION,

                                   as a Bank,

           THE OTHER BANKS WHICH MAY BECOME PARTIES TO THIS AGREEMENT,

                          KEYBANK NATIONAL ASSOCIATION,

                                    as Agent

                                      with

                            KEYBANC CAPITAL MARKETS,

                        as Sole Lead Manager and Arranger

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                              BRIDGE LOAN AGREEMENT

     This BRIDGE LOAN AGREEMENT is made as of the 6th day of December, 2005, by and among WINDROSE MEDICAL PROPERTIES, L.P., a Virginia limited partnership (the "Borrower"), WINDROSE MEDICAL PROPERTIES TRUST, a Maryland real estate investment trust (the "Guarantor"), KEYBANK NATIONAL ASSOCIATION, and the other lending institutions which may become parties hereto pursuant to Section 18 (the "Banks"), and KEYBANK NATIONAL ASSOCIATION, a national banking association, as Administrative Agent for the Banks (the "Agent").

                                    RECITALS

     WHEREAS, Borrower has requested that the Banks provide a bridge loan to Borrower; and

     WHEREAS, Agent and the Banks are willing to provide such facility to the Borrower on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the terms and conditions herein, and of any loans, advances, or extensions of credit now or hereafter made to or for the benefit of the Borrower by the Banks, the parties hereto hereby covenant and agree as follows:

Section 1. DEFINITIONS AND RULES OF INTERPRETATION.

     Section 1.1 DEFINITIONS. The following terms shall have the meanings set forth in this Section 1 or elsewhere in the provisions of this Agreement referred to below:

     Acquisition Portfolio. Collectively, the Fee Properties and the Equity Interest Properties.

     Adjusted EBITDA. As of the end of any fiscal quarter, the sum of (a) (i) the aggregate EBITDA attributable to Medical Properties (which are not also Construction-in-Process) for such quarter calculated for this purpose without including any lease termination fees or insurance or condemnation proceeds otherwise includable therein for such periods in accordance with the definition of EBITDA, multiplied by (ii) four (4), minus (b) the Capital Expenditure Reserve Amount.

     Affiliate. An Affiliate, as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means (a) the possession, directly or indirectly, of the power to vote ten percent (10%) or more of the stock, shares, voting trust certificates, beneficial interests, partnership interests, member interests or other interests having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise, or (b) the ownership of (i) a general partnership interest, (ii) a managing member's interest in a limited liability company or (iii) a limited partnership interest or preferred stock (or other ownership interest) representing ten percent (10%) or more of the outstanding limited or general partnership interests, preferred stock or other ownership interests of such Person.

     Agent. KeyBank, acting as Administrative Agent for the Banks, its successors and assigns.

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     Agent's Head Office. The Agent's head office located at 127 Public Square,
Cleveland, Ohio 44114-1306, or at such other location as the Agent may designate from time to time by notice to the Borrower and the Banks.

     Agent's Special Counsel. McKenna Long & Aldridge LLP or such other counsel as may be approved by the Agent.

     Agreement. This Bridge Loan Agreement, including the Schedules and Exhibits hereto.

     Balance Sheet Date. September 30, 2005.

     Banks. KeyBank and any other Person who becomes an assignee of any rights of a Bank pursuant to Section 18.

     Base Rate. The greater of (a) the variable per annum rate of interest announced from time to time by Agent at Agent's Head Office as its "prime rate" or (b) one-half of one percent (0.5%) above the Federal Funds Effective Rate (rounded upwards, if necessary, to the next one-eighth of one percent). The Base Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. Any change in the rate of interest payable hereunder resulting from a change in the Base Rate shall become effective as of the opening of business on the day on which such change in the Base Rate becomes effective, without notice or demand of any kind.

     Base Rate Loans. Those Loans bearing interest calculated by reference to the Base Rate.

     Borrower. As defined in the preamble hereto.

     Business Day. Any day on which banking institutions located in Cleveland, Ohio are open for the transaction of banking business and, in the case of LIBOR Rate Loans, which also is a LIBOR Business Day.

     Capital Expenditure Reserve Amount. With respect to any Real Estate now or hereafter owned by the Guarantor or any of its Subsidiaries, a reserve for replacements and capital expenditures equal to $0.15 per square foot of gross rentable space located on such Real Estate.

     Capitalized Lease. A lease under which a Person is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with generally accepted accounting principles.

     CERCLA. See Section 6.18.

     Change of Control. A Change of Control shall exist upon the occurrence of any of the following:

     (a) any Person (including a Person's Affiliates and associates) or group (as that term is understood under Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations thereunder) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of a percentage (based on voting power, in the event different classes of stock shall have different voting powers) of the voting stock of the Guarantor equal to at least twenty percent (20%);

     (b) as of any date a majority of the Board of Directors or Trustees of the Guarantor (the "Board") consists of individuals who were not either (i) directors or trustees of the Guarantor as of the


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corresponding date of the previous year, (ii) selected or nominated to become directors or trustees by the Board of which a majority consisted of individuals described in clause (b)(i) above, or (iii) selected or nominated to become directors by the Board of which a majority consisted of individuals described in clause (b)(i) above and individuals described in clause (b)(ii), above;

     (c) the Guarantor shall fail to be the sole general partner of Borrower, shall fail to own such general partnership interest in Borrower free of any lien or encumbrance on such general partnership interest, or shall fail to control the management and policies of Borrower; or

     (d) the Guarantor fails to own, directly or indirectly, free of any lien, encumbrance or other adverse claim, at least fifty-one percent (51%) of the partnership interests of Borrower.

     Closing Date. The first date on which all of the conditions set forth in Section 10 and Section 11 have been satisfied.

     Code. The Internal Revenue Code of 1986, as amended.

     Commitment. With respect to each Bank, the amount set forth on Schedule 1 hereto as the amount of such Bank's Commitment to make or maintain Loans to the Borrower for the account of the Borrower, as the same may be changed from time to time in accordance with the terms of this Agreement.

     Commitment Percentage. With respect to each Bank, the percentage set forth on Schedule 1 hereto as such Bank's percentage of the aggregate Commitments of all of the Banks, as the same may be changed from time to time in accordance with the terms of this Agreement.

     Completed Property. Any Medical Property that constituted
Construction-in-Process until six (6) months following completion of such Medical Property as evidenced by the issuance of a temporary or permanent certificate of occupancy (whichever occurs first) for such Medical Property.

     Compliance Certificate. See Section 7.4(d).

     Consolidated or combined. With reference to any term defined herein, that term as applied to the accounts of a Person and its Subsidiaries, consolidated or combined in accordance with generally accepted accounting principles.

     Consolidated Tangible Net Worth. As of any date of determination, the amount by which Consolidated Total Assets exceeds Consolidated Total Liabilities, and less the sum of:

     (a) the total book value of all assets of a Person and its Subsidiaries properly classified as of such date as intangible assets under generally accepted accounting principles, including such items as goodwill, the purchase price of acquired assets in excess of the fair market value thereof, trademarks, trade names, service marks, brand names, copyrights, patents and licenses, and rights with respect to the foregoing (provided that the value of any portion of an acquired lease classified as an intangible asset pursuant to FASB 141 shall not be deducted from Consolidated Total Assets); plus

     (b) all amounts representing any write-up in the book value of any assets (other than marketable securities) of such Person or its Subsidiaries as of such date resulting from a revaluation thereof subsequent to the Balance Sheet Date; plus

     (c) all amounts representing minority interests as of such date which are applicable to third parties.


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     Consolidated Total Assets. As of any date of determination, all assets of the Guarantor and its Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles. All real estate assets shall be valued on a gross book value basis (that is, an undepreciated cost basis). The Guarantor shall account for its investments which are not consolidated in accordance with the equity method of accounting.

     Consolidated Total Liabilities. As of any date of determination, all liabilities of the Guarantor and its Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles and all Indebtedness of such Person and its Subsidiaries, whether or not so classified. Consolidated Total Liabilities shall include the Guarantor's pro rata share of such liabilities and Indebtedness of other Persons in which the Guarantor directly or indirectly has an interest which are not consolidated with the Guarantor.

     Construction-in-Process. At any time on a consolidated basis for the Guarantor and its Subsidiaries, the sum of all cash expenditures for land and improvements (including indirect costs internally allocated and development costs) on all properties to be used as Medical Properties that are under construction.

     Conversion Request. A notice given by the Borrower to the Agent of its election to convert or continue a Loan in accordance with Section 4.1.

     Debt Offering. The issuance and sale by the Borrower or the Guarantor of any debt securities of the Borrower or Guarantor.

     Debt Service. For any period, the sum of all Interest Expense and mandatory principal payments due and payable during such period (including any payments due under any Capitalized Leases) excluding any balloon payments due upon maturity of any Indebtedness. As to the Guarantor, Debt Service shall include the Guarantor's share of Debt Service of its Unconsolidated Affiliates for such period.

     Default. See Section 12.1. In addition, any "Default" (as defined in the Revolving Credit Agreement) shall also be a Default hereunder.

     Delinquent Bank. See Section 14.5(c).

     Distribution. With respect to any Person, the declaration or payment of any cash, cash flow, dividend or distribution on or in respect of any shares of any class of capital stock, partnership interest, membership interest or other beneficial interest of such Person other than dividends or distributions payable solely in equity securities of such Person; the purchase, redemption, exchange or other retirement of any shares of any class of capital stock, partnership interest, membership interest or other beneficial interest of such Person, directly or indirectly through a Subsidiary of such Person or otherwise; the return of capital by such Person to its shareholders, partners, members or other owners as such; or any other distribution on or in respect of any shares of any class of capital stock or other beneficial interest of such Person.

     Dollars or $. Dollars in lawful currency of the United States of America.

     Domestic Lending Office. Initially, the office of each Bank designated as such in Schedule 1 hereto; thereafter, such other office of such Bank, if any, located within the United States that will be making or maintaining Base Rate Loans.


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     Drawdown Date. The date on which any Loan is made or is to be made, and the date on which any Loan which is made prior to the Maturity Date is converted or combined in accordance with Section 4.1.

     EBITDA. With respect to any Person for any period, an amount equal to the sum of (a) the Net Income of such Person for such period, plus (b) depreciation and amortization, interest expense and income taxes deducted in calculating such Net Income for such period, plus (c) any extraordinary or non-recurring losses deducted in calculating Net Income, minus (d) any extraordinary or other non-recurring gains included in calculating such Net Income.

     Employee Benefit Plan. Any employee benefit plan within the meaning of
Section 3(3) of ERISA maintained or contributed to by the Borrower, the Guarantor or any ERISA Affiliate, other than a Multiemployer Plan.

     Environmental Laws. See Section 6.18(a).

     Equity Interest Properties. The properties to be acquired by Borrower or Wholly Owned Subsidiaries of Borrower pursuant to that certain Interest Purchase and Sale Agreement dated as of October 24, 2005, among various Wholly Owned Subsidiaries of Borrower, the sellers listed therein and the other parties thereto, such properties being more particularly described on Schedule 2.1 hereto.

     Equity Offering. The issuance and sale by the Borrower or the Guarantor of any equity securities of the Borrower or the Guarantor.

     ERISA. The Employee Retirement Income Security Act of 1974, as amended and in effect from time to time.

     ERISA Affiliate. Any Person which is treated as a single employer with the Borrower or a Guarantor under Section 414 of the Code.

     ERISA Reportable Event. A reportable event with respect to a Guaranteed Pension Plan within the meaning of Section 4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived.

     Event of Default. See Section 12.1.

     Extension Request. See Section 2.8.

     Federal Funds Effective Rate. For any day, the rate per annum (rounded to the nearest one hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of Cleveland on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the "Federal Funds Effective Rate", or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three (3) Federal funds brokers of recognized standing selected by the Agent.

     Fee Properties. The properties to be acquired by Borrower or Wholly Owned Subsidiaries of Borrower pursuant to that certain Purchase and Sale Agreement dated as of October 24, 2005, among various Wholly Owned Subsidiaries of Borrower, the sellers listed therein, and the other parties thereto, and that certain Purchase and Sale Agreement dated as of October 24, 2005, among Windrose Tempe


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Properties, L.P., as buyer, AZ-Tempe Luke Limited Partnership, as seller, and the other parties thereto, such properties being more particularly described on
Schedule 2.2 hereto.

     Fixed Charges. With respect to the Guarantor and its Subsidiaries for any fiscal period, an amount equal to the sum of (a) the Debt Service of the Guarantor and its Subsidiaries, plus (b) the Preferred Distributions of the Guarantor and its Subsidiaries, all determined on a consolidated basis in accordance with generally accepted accounting principles.

     Funding Deadline. See Section 2.5.

     Funds from Operations. With respect to any Person for any fiscal period, the Net Income (or Deficit) of such Person computed in accordance with generally accepted accounting principles, excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.

     Generally accepted accounting principles. Principles that are (a) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time and (b) consistently applied with past financial statements of the Person adopting the same principles; provided that a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in generally accepted accounting principles) as to financial statements in which such principles have been properly applied.

     Gross Asset Value. As of any date of determination the sum of the following (but without duplication):

     (a) the gross acquisition cost to the Guarantor and its Subsidiaries of all Medical Properties of the Guarantor and its Subsidiaries that have not been owned by the Guarantor and its Subsidiaries for a period of at least one (1) full fiscal quarter (provided that the Acquisition Portfolio shall be valued at gross acquisition cost until such assets have been owned by the Guarantor or its Subsidiaries for a period for at least four (4) full fiscal quarters); plus

     (b) (i) the sum of (A) Adjusted EBITDA of the Guarantor and its Subsidiaries attributable to Medical Properties plus (B) corporate general and administrative expenses attributable to Medical Properties divided by (ii) 0.09 (the capitalization rate); plus

     (c) the Guarantor's beneficial share of unrestricted Cash and Short Term Investments (i.e., Cash and Short Term Investments that are not pledged or encumbered or the use of which is not restricted by the terms of any document or agreement) of the Guarantor and its Subsidiaries, as of the end of such quarter; plus

     (d) the aggregate book value (on a cost basis) of the Construction-in-Process of the Guarantor and its Subsidiaries that are not Completed Properties.

     Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of Section 3(2) of ERISA maintained or contributed to by the Borrower, a Guarantor or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

     Guarantor. As defined in the preamble.


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     Guaranty. The Unconditional Guaranty of Payment and Performance dated of even date herewith made by the Guarantor in favor of the Agent and the Banks, as the same may be modified or amended, such Guaranty to be in form and substance satisfactory to the Agent.

     Hazardous Substances. See Section 6.18(b).

     Indebtedness. With respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed or the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business and not past due for more than sixty (60) days past the date on which such trade payable was due, unless subject to a good faith dispute by such Person); (b) all obligations of such Person, whether or not for money borrowed, (i) represented by notes payable or drafts accepted, (ii) evidenced by bonds, debentures, loan agreements, notes or similar instruments, or (iii) with respect to any purchase money, conditional sale, title retention or other similar instrument; (c) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any mandatorily redeemable stock or other equity interest issued by such Person or any other Person which is payable prior to the Maturity Date, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (d) all liabilities secured by any mortgage, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed or recourse is limited; (e) all guarantees, endorsements and other contingent obligations, whether direct or indirect, in respect of indebtedness or other obligations payable or performable by others (not including obligations under Non-Recourse Carveout Guaranties until a claim is made with respect thereto), including liability as a general partner in respect of liabilities of a partnership in which it is a general partner which would constitute "Indebtedness" hereunder, any obligation to supply funds to or in any manner to invest directly or indirectly in a Person, to maintain working capital or equity capital of a Person or otherwise to maintain net worth, solvency or other financial condition of a Person, to purchase indebtedness, or to assure the owner of indebtedness against loss, including, without limitation, through an agreement to purchase property, securities, goods, supplies or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise; (f) the obligation to reimburse the issuer in respect of any letter of credit or obligations under acceptance facilities or similar instruments, and obligations under interest rate swaps and similar agreements; (g) any obligation as a lessee or obligor under a Capitalized Lease; (h) all subordinated debt; and (i) all obligations of a Person in respect of any equity or equity index swap, forward equity transaction, equity or equity index option or any other similar transaction; provided that the amount of any obligation under clause (e) shall for the purposes hereof be deemed to be the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such guaranty or contingent liability is made or, if not stated or determinable at the time of determination, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

     Interest Expense. For any period, without duplication, the sum of (a) total interest expense of the Guarantor and its Subsidiaries, excluding capitalized interest funded under a construction loan but including all other capitalized interest, determined on a consolidated basis in accordance with generally accepted accounting principles for such period, plus (b) the portion of rent under a Capitalized Lease that should be treated as interest in accordance with generally accepted accounting principles, plus (c) the Guarantor's and its Subsidiaries' share of Interest Expense of their Unconsolidated Affiliates for such period.

     Interest Payment Date. As to each Base Rate Loan, the first day of each calendar month during the term of such Base Rate Loan, and as to each LIBOR Rate Loan, the first day of each calendar month during the term of such LIBOR Rate Loan and the last day of the Interest Period relating thereto.


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     Interest Period. With respect to each LIBOR Rate Loan (a) initially, the period commencing on the Drawdown Date of such Loan and ending one, two or three months thereafter and (b) thereafter, each period commencing on the day following the last day of the next preceding Interest Period applicable to such Loan and ending on the last day of one of the periods set forth above, as selected by the Borrower in a Conversion Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

     (i) if any Interest Period with respect to a LIBOR Rate Loan would otherwise end on a day that is not a LIBOR Business Day, that Interest Period shall end and the next Interest Period shall commence on the next preceding or succeeding LIBOR Business Day as determined conclusively by the Agent in accordance with the then current bank practice in the London Interbank Market;

     (ii) if the Borrower shall fail to give notice as provided in Section 4.1, the Borrower shall be deemed to have requested a conversion of the affected LIBOR Rate Loan to a Base Rate Loan on the last day of the then current Interest Period with respect thereto; and

     (iii) no Interest Period relating to any LIBOR Rate Loan shall extend beyond the Maturity Date.

     Investments. With respect to any Person, all shares of capital stock, evidences of Indebtedness and other securities issued by any other Person, all loans, advances, or extensions of credit to, or contributions to the capital of, any other Person, all purchases of the securities or business or integral part of the business of any other Person and commitments and options to make such purchases, all interests in real property, and all other investments; provided, however, that the term "Investment" shall not include (i) equipment, inventory and other tangible personal property acquired in the ordinary course of business, or (ii) current trade and customer accounts receivable for services rendered in the ordinary course of business and payable in accordance with customary trade terms. In determining the aggregate amount of Investments outstanding at any particular time: (a) the amount of any Investment represented as a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (b) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (c) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (d) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (b) may be deducted when paid; and (e) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.

     KeyBank. KeyBank National Association, a national banking association, and its successors by merger.

     Lead Arranger. KeyBanc Capital Markets.

     LIBOR Business Day. Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London.

     LIBOR Lending Office. Initially, the office of each Bank designated as such in Schedule 1 hereto; thereafter, such other office of such Bank, if any, that shall be making or maintaining LIBOR Rate Loans.


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     LIBOR Rate. For any LIBOR Rate Loan for any Interest Period, the average rate (rounded to the nearest 1/100th) as shown in Dow Jones Markets (formerly Telerate) (Page 3750) at which deposits in U.S. dollars are offered by first class banks in the London Interbank Market at approximately 11:00 a.m. (London time) on the day that is two (2) LIBOR Business Days prior to the first day of such Interest Period with a maturity approximately equal to such Interest Period and in an amount approximately equal to the amount to which such Interest Period relates, adjusted for reserves and taxes if required by future regulations. If Dow Jones Markets no longer reports such rate or Agent determines in good faith that the rate so reported no longer accurately reflects the rate available to Agent in the London Interbank Market, Agent may select a replacement index. For any period during which a Reserve Percentage shall apply, the LIBOR Rate with respect to LIBOR Rate Loans shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage.

     LIBOR Rate Loans. Loans bearing interest calculated by reference to a LIBOR Rate.

     Loan Documents. This Agreement, the Notes, the Guaranty and all other documents, instruments or agreements now or hereafter executed or delivered by or on behalf of the Borrower or the Guarantor in connection with the Loans.

     Loan Request. See Section 2.5.

     Loans. See Section 2.1.

     Majority Banks. As of any date, any Bank or collection of Banks whose aggregate Commitment Percentage is more than fifty percent (50%); provided, that, in determining said percentage at any given time, all then existing Delinquent Banks will be disregarded and excluded and the Commitment Percentages of the Banks shall be redetermined for voting purposes only, to exclude the Commitment Percentages of such Delinquent Banks.

     Material Adverse Effect. A materially adverse change in or effect on (i) the business, assets, liabilities, condition (financial or otherwise), prospects or results of operations of the Borrower and the Guarantor taken as a whole,
(ii) the business, assets, liabilities, financial condition or results of operations of the Guarantor, (iii) the ability of the Borrower or the Guarantor to perform its obligations under any Loan Document to which it is a party, (iv) the validity or enforceability of any of the Loan Documents, or (v) any rights and remedies of the Banks and the Agent under any of the Loan Documents.

     Maturity Date. June 6, 2006, as the same may be extended as provided in
Section 2.8, or such earlier date on which the Loans shall become due and payable pursuant to the terms hereof.

     Medical Properties. Specialty medical office properties of a type, size and use consistent with those owned by Borrower and its Subsidiaries as of the date of this Agreement.

     Multiemployer Plan. Any multiemployer plan within the meaning of Section 3(37) of ERISA maintained or contributed to by the Borrower, the Guarantor or any ERISA Affiliate.

     Net Income (or Deficit). With respect to any Person for any fiscal period, the net income (or deficit) of such Person, after deduction of all expenses, taxes and other proper charges, determined in accordance with generally accepted accounting principles.

     Non-Recourse Carveout Guaranty. With respect to any Non-Recourse Indebtedness, a guaranty for customary exceptions to non-recourse liability for fraud, misapplication of funds, environmental


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indemnities and other similar exceptions to recourse liability for which liability is limited solely to the loss arising from such act.

     Non-Recourse Indebtedness. Indebtedness of the Guarantor or a Subsidiary of the Guarantor which is secured by one or more parcels of Real Estate and related personal property or interests therein and is not a general obligation of the Guarantor or any such Subsidiary, the holder of such Indebtedness having recourse solely to the parcels of Real Estate securing such Indebtedness, the improvements and leases thereon and the rents and profits thereof.

     Notes. See Section 2.3.

     Notice. See Section 19.

     Obligations. All indebtedness, obligations and liabilities of the Borrower and the Guarantor to any of the Banks and the Agent, individually or collectively, under this Agreement or any of the other Loan Documents or in respect of any of the Loans or the Notes, or other instruments at any time evidencing any of the foregoing, whether existing on the date of this Agreement or arising or incurred hereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise.

     OFAC. Office of Foreign Asset Control of the Department of the Treasury of the United States of America.

     Outstanding. With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination.

     Patriot Act. The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.

     PBGC. The Pension Benefit Guaranty Corporation created by Section 4002 of ERISA and any successor entity or entities having similar responsibilities.

     Permitted Liens. Liens permitted by Section 8.2.

     Person. Any individual, corporation, partnership, limited liability company, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

     Preferred Distributions. For any period, the amount of any and all Distributions paid, declared but not yet paid or otherwise currently due and payable to the holders of any form of preferred stock or partnership interest (whether perpetual, convertible or otherwise) or other ownership or beneficial interest in the Guarantor or any Subsidiary of the Guarantor that entitles the holders thereof to preferential payment or distribution priority with respect to dividends, distributions, assets or other payments over the holders of any other stock, partnership interest or other ownership or beneficial interest in such Person.

     Real Estate. All real property at any time owned or leased (as lessee or sublessee) by the Guarantor, Borrower or any of their respective Subsidiaries.

     Record. The grid attached to any Note, or the continuation of such grid, or any other similar record, including computer records, maintained by Agent with respect to any Loan referred to in such Note.

     Recourse Indebtedness. As of any date any Indebtedness (whether secured or unsecured) that is recourse to Borrower or the Guarantor.

     Register. See Section 18.2.

     REIT Status. With respect to the Guarantor, its status as a real estate investment trust as defined in Section 856(a) of the Code.

     Reserve Percentage. For any day with respect to a LIBOR Rate Loan, the maximum rate (expressed as a decimal) at which any lender subject thereto would be required to maintain reserves (including, without limitation, all base, supplemental, marginal and other reserves) under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulations relating to such reserve requirements) against "Eurocurrency Liabilities" (as that term is used in Regulation D or any successor or similar regulation), if such liabilities were outstanding. The Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.

     Revolving Credit Agreement. The Second Amended and Restated Secured Revolving Credit Agreement dated as of September 30, 2005, among Borrower, Huntington National Bank, individually and as agent, and the other banks that from time to time thereto, and the other parties thereto, as amended from time to time.

     SEC. The federal Securities and Exchange Commission.

     Secured Indebtedness. Indebtedness of a Person that is pursuant to a Capitalized Lease or is directly or indirectly secured by a Lien.

     Short-term Investments. Investments described in subsections (a) through
(g), inclusive, of Section 8.3.

     State. A state of the United States of America.

     Subsidiary. Any corporation, association, partnership, trust, or other business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes or controlling interests) of the outstanding Voting Interests.

     Total Commitment. The sum of the Commitments of the Banks, as in effect from time to time. As of the date of this Agreement, the Total Commitment is Twenty Million and No/100 Dollars ($20,000,000.00).

     Transfer. See Section 8.7.

     Type. As to any Loan, its nature as a Base Rate Loan or a LIBOR Rate Loan.

     Unconsolidated Affiliate. As to any Person, any other Person in which it owns an interest which is not a Subsidiary.

     Unsecured Indebtedness. Indebtedness of the Guarantor and its Subsidiaries outstanding at any time which is not secured by a Lien.

     Variable Rate Debt. Indebtedness that is payable by reference to a rate of interest that may vary, float or change during the term of such Indebtedness (that is, a rate of interest that is not fixed for the entire term of such Indebtedness).

     Voting Interests. Stock or similar ownership interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, (a) to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association, partnership, trust or other business entity involved, or (b) to control, manage, or conduct the business of the corporation, partnership, association, trust or other business entity involved.

     Wholly Owned Subsidiary. Any Subsidiary of Borrower or the Guarantor in which all of the equity interests (other than in the case of a corporation, director's qualifying shares) are at the time directly or indirectly owned by Borrower or the Guarantor.

     Section 1.2 RULES OF INTERPRETATION.

          (a) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.

          (b) The singular includes the plural and the plural includes the singular.

          (c) A reference to any law includes any amendment or modification to such law.

          (d) A reference to any Person includes its permitted successors and permitted assigns.

          (e) Accounting terms not otherwise defined herein have the meanings assigned to them by generally accepted accounting principles applied on a consistent basis by the accounting entity to which they refer.

          (f) The words "include", "includes" and "including" are not limiting.

          (g) The words "approval" and "approved", as the context so determines, means an approval in writing given to the party seeking approval after full and fair disclosure to the party giving approval of all material facts necessary in order to determine whether approval should be granted.

          (h) All terms not specifically defined herein or by generally accepted accounting principles, which terms are defined in the Uniform Commercial Code as in effect in the State of Georgia, have the meanings assigned to them therein.

          (i) Reference to a particular " Section ", refers to that section of this Agreement unless otherwise indicated.

          (j) The words "herein", "hereof", "hereunder" and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

Section 2. AGREEMENT TO MAKE ADVANCES; LIMITATIONS.

     Section 2.1 AGREEMENT TO MAKE ADVANCES. Subject to the terms and conditions set forth in this Agreement, each of the Banks severally agrees to lend to the Borrower (the "Loans"), and the Borrower may borrow, on or before the Funding Deadline upon submission by the Borrower to the Agent of a Loan Request given in accordance with Section 2.5, up to a maximum aggregate principal amount equal to such Bank's Commitment Percentage of such Loan to fund up to 100% of Borrower's equity in connection with the closing of the purchase of the Acquisition Portfolio (or subject to the terms hereof, individual Fee Properties or Equity Interest Properties), to pay closing costs in connection with the Loan or for working capital purposes; provided, that, in all events no Default or Event of Default shall have occurred and be continuing; and provided, further that the Outstanding Loans (after giving effect to all amounts requested) shall not at any time exceed the Total Commitment. The Loans shall be made pro rata in accordance with each Bank's Commitment Percentage. Each Loan Request hereunder shall constitute a representation and warranty by the Borrower that all of the conditions set forth in Section 10 and Section 11, in the case of the initial Loan, and Section 11, in the case of all other Loans, have been satisfied on the date of such request. Once repaid, sums hereunder may not be reborrowed. There be no more than three (3) advances of the Loan.

     Section 2.2 [INTENTIONALLY OMITTED.]

     Section 2.3 NOTES. The Loans shall be evidenced by separate promissory notes of the Borrower in substantially the form of Exhibit A hereto (collectively, the "Notes"), dated of even date as this Agreement and completed with appropriate insertions. One Note shall be payable to the order of each Bank in the principal amount equal to such Bank's Commitment or, if less, the outstanding amount of all Loans made by such Bank, plus interest accrued thereon as set forth below. The Borrower irrevocably authorizes Agent to make or cause to be made, at or about the time of the Drawdown Date of any Loan or at the time of receipt of any payment of principal thereof, an appropriate notation on Agent's Record reflecting the making of such Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Loans set forth on Agent's Record shall be prima facie evidence of the principal amount thereof owing and unpaid to each Bank, but the failure to record, or any error in so recording, any such amount on Agent's Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Note to make payments of principal of or interest on any Note when due.

     Section 2.4 INTEREST ON LOANS.

          (a) Each Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the date on which such Base Rate Loan is repaid or is converted to a LIBOR Rate Loan at the per annum rate equal to the sum of the Base Rate plus one and three-fourths percent (1.75%).

          (b) Each LIBOR Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate per annum equal to the sum of the LIBOR Rate determined for such Interest Period plus three percent (3.0%).

          (c) The Borrower promises to pay interest on each Loan to it in arrears on each Interest Payment Date with respect thereto, or on any earlier date on which the Commitments shall terminate.

          (d) Base Rate Loans and LIBOR Rate Loans may be converted to Loans of the other Type as provided in Section 4.1.

     Section 2.5 REQUESTS FOR LOANS. The Borrower (i) shall notify the Agent of a potential request for a Loan as soon as possible prior to the Borrower's proposed Drawdown Date, and (ii) shall give to the Agent written notice in the form of Exhibit B hereto (or telephonic notice confirmed in writing in the form of Exhibit B hereto) of each Loan requested hereunder (a "Loan Request") no less than two (2) Business Days prior to the proposed Drawdown Date. Each such notice shall specify with respect to the requested Loan the proposed principal amount, Drawdown Date, Interest Period (if applicable) and Type, the properties within the Acquisition Portfolio being acquired, if any, the Indebtedness secured directly or indirectly by such properties and the acquisition cost thereof, if applicable. Each such notice shall also contain (i) a certification by the chief financial officer of the Guarantor that the Guarantor and its Subsidiaries are and will be in compliance with all covenants under the Loan Documents after giving effect to the making of such Loan, and (ii) a pro forma Compliance Certificate with such supporting information as the Agent may require adjusted in the best good faith estimate of the Borrower to give effect to the proposed advance of the Loan and any advance to be made under the Revolving Credit Agreement and demonstrating compliance with the covenants described therein after giving effect to the incurrence of such Indebtedness. Promptly upon receipt of any such notice, the Agent shall notify each of the Banks thereof. Except as provided in this Section 2.5, each such Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Loan requested from the Banks on the proposed Drawdown Date. Each Loan Request shall be (a) for a Base Rate Loan in the minimum aggregate amount of $250,000 or an integral multiple of $1,000,000 in excess thereof, or (b) for a LIBOR Rate Loan in a minimum aggregate amount of $2,000,000 or an integral multiple of $100,000 in excess thereof; provided, however, that there shall be no more than three (3) LIBOR Rate Loans outstanding at any one time. In the event that Borrower shall fail to request, or shall otherwise fail to satisfy the conditions to obtaining, the disbursement of the Total Commitment on or before 1:00 p.m. (Cleveland time) on January 30, 2006 (the "Funding Deadline"), the obligation of the Banks to advance any undisbursed amount of the Total Commitment to Borrower shall automatically terminate.

     Section 2.6 FUNDS FOR LOANS.

          (a) Not later than 11:00 a.m. (Cleveland time) on the proposed Drawdown Date of any Loans, each of the Banks will make available to the Agent, at the Agent's Head Office, in immediately available funds, the amount of such Bank's Commitment Percentage of the amount of the requested Loans which may be disbursed pursuant to Section 2.1. Upon receipt from each Bank of such amount, and upon receipt of the documents required by Section 10 and Section 11 and the satisfaction of the other conditions set forth therein, to the extent applicable, the Agent will make available to the Borrower the aggregate amount of such Loans made available to the Agent by the Banks by crediting such amount to the account of the Borrower maintained at the Agent's Head Office. The failure or refusal of any Bank to make available to the Agent at the aforesaid time and place on any Drawdown Date the amount of its Commitment Percentage of the requested Loans shall not relieve any other Bank from its several obligation hereunder to make available to the Agent the amount of such other Bank's Commitment Percentage of any requested Loans, including any additional Loans that may be requested subject to the terms and conditions hereof to provide funds to replace those not advanced by the Bank so failing or refusing.

          (b) Unless the Agent shall have been notified by any Bank prior to the applicable Drawdown Date that such Bank will not make available to the Agent such Bank's pro rata share of a proposed Loan, the Agent may in its discretion assume that such Bank has made such share of the proposed Loan available to Agent in accordance with the provisions of this Agreement and the Agent may, if it chooses, in reliance upon such assumption make such Loan available to Borrower, and such Bank shall be liable to the Agent for the amount of such advance. If such Bank does not pay such corresponding amount upon the Agent's demand therefor, the Agent will promptly notify the Borrower, and the Borrower shall promptly pay such corresponding amount to the Agent. The Agent shall also be entitled to recover from the Bank or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrower to the date such corresponding amount is recovered by the Agent at a per annum rate equal to (i) from the Borrower at the applicable rate for such Loan or (ii) from a Bank at the Federal Funds Effective Rate.

     Section 2.7 ADVANCES DO NOT CONSTITUTE A WAIVER. No Loan made by the Banks shall constitute a waiver of any of the conditions to the Banks' obligation to make further Loans nor, in the event the Borrower fails to satisfy any such condition, shall any such Loan have the effect of precluding the Banks from thereafter declaring such failure to satisfy a condition to be an Event of Default.

     Section 2.8 EXTENSION OF MATURITY DATE.

          (a) Provided that no Default or Event of Default shall have occurred and be continuing, the Borrower shall have the option, to be exercised by giving written notice to the Agent not more than sixty (60) days and not less than five
(5) days prior to the initial scheduled Maturity Date (an "Extension Request"), subject to the terms and conditions set forth in this Agreement, to extend the Maturity Date by three (3) months to September 6, 2006.

          (b) The obligations of the Agent and the Banks to extend the Maturity Date as provided in Section 2.8(a) shall be subject to the satisfaction of the following conditions precedent on the then effective Maturity Date (without regard to such extension request):

               (i) No Default. On the date the Extension Request is given there shall exist no Event of Default, and on the Maturity Date (determined without regard to such extension) there shall exist no Default or Event of Default and no Default or Event of Default (including, without limitation, a Default under Section 9.1) shall arise as a result thereof.

               (ii) Representations and Warranties. The representations and warranties made by the Borrower and the Guarantor in the Loan Documents or otherwise made by or on behalf of the Borrower and the Guarantor or any of their respective Subsidiaries in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the Maturity Date (as determined without regard to such extension), except to the extent of changes resulting from transactions contemplated or permitted by this Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, except to the extent that such representations and warranties relate expressly to an earlier date.

Section 3. REPAYMENT OF THE LOANS.

     Section 3.1 STATED MATURITY. The Borrower promises to pay on the Maturity Date and there shall become absolutely due and payable on the Maturity Date all of the Loans outstanding on such date, together with any and all accrued and unpaid interest thereon.

     Section 3.2 MANDATORY PREPAYMENTS. If at any time the aggregate of the Outstanding Loans exceeds the Total Commitment, then the Borrower shall immediately pay the amount of such excess to the Agent for the respective accounts of the Banks for application to the Loans.

     Section 3.3 OPTIONAL PREPAYMENTS. The Borrower shall have the right, at its election, to prepay the outstanding amount of the applicable Loans, as a whole or in part, at any time without penalty or premium; provided, that if any full or partial prepayment of the outstanding amount of any LIBOR Rate Loans is made other than on the last day of the Interest Period relating thereto, such prepayment shall be accompanied by the payment of any amounts due pursuant to
Section 4.8. The Borrower shall give the Agent, no later than 10:00 a.m., Cleveland time, at least one (1) Business Day's prior written notice of any prepayment pursuant to this Section 3.3, in each case specifying the proposed date of payment of Loans and the principal amount to be paid.

     Section 3.4 PARTIAL PREPAYMENTS. Each partial prepayment of the Loans under
Section 3.2 and Section 3.3 shall be accompanied by the payment of accrued interest on the principal prepaid to the date of payment and, after payment of such interest, shall be applied, in the absence of instruction by the Borrower, first to the principal of Base Rate Loans and then to the principal of LIBOR Rate Loans.

     Section 3.5 EFFECT OF PREPAYMENTS. Amounts of the Loans hereunder may not be reborrowed. Except as otherwise expressly provided herein, all payments shall first be applied to accrued but unpaid interest and then to principal as provided above.

Section 4. CERTAIN GENERAL PROVISIONS.

     Section 4.1 CONVERSION OPTIONS.

          (a) The Borrower may elect from time to time to convert any of its outstanding Loans to a Loan of another Type and such Loan shall thereafter bear interest as a Base Rate Loan or a LIBOR Rate Loan, as applicable; provided that
(i) with respect to any such conversion of a LIBOR Rate Loan to a Base Rate Loan, the Borrower shall give the Agent at least one (1) Business Days' prior written notice of such election, and such conversion shall only be made on the last day of the Interest Period with respect to such LIBOR Rate Loan; (ii) with respect to any such conversion of a Base Rate Loan to a LIBOR Rate Loan the Borrower shall give the Agent at least three (3) LIBOR Business Days' prior written notice of such election and the Interest Period requested for such Loan, the principal amount of the Loan so converted shall be in a minimum aggregate amount of $1,000,000 or an integral multiple of $100,000 in excess thereof and, after giving effect to the making of such Loan there shall be no more than three
(3) LIBOR Rate Loans outstanding at any one time; and (iii) no Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing. All or any part of the outstanding Loans of any Type may be converted as provided herein, provided that no partial conversion shall result in a Base Rate Loan in an aggregate principal amount of less than $1,000,000 or a LIBOR Rate Loan in an aggregate principal amount of less than $1,000,000 and that the aggregate principal amount of each Loan shall be in an integral multiple of $100,000. On the date on which such conversion is being made, each Bank shall take such action as is necessary to transfer its Commitment Percentage of such Loans to its Domestic Lending Office or its LIBOR Lending Office, as the case may be. Each Conversion Request relating to the conversion of a Base Rate Loan to a LIBOR Rate Loan shall be irrevocable by the Borrower.

          (b) Any Loan may be continued as such Type upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the terms of Section 4.1(a); provided that no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the Interest Period relating thereto ending during the continuance of any Default or Event of Default.

          (c) In the event that the Borrower does not notify the Agent of its election hereunder with respect to any Loan to it, such Loan shall be automatically converted to a Base Rate Loan at the end of the applicable Interest Period.

     Section 4.2 CLOSING FEE. The Borrower shall pay to KeyBank certain fees for services rendered or to be rendered in connection with the Loan as provided pursuant to the Agreement Regarding Fees dated of even date herewith between the Borrower and KeyBank.

     Section 4.3 [INTENTIONALLY OMITTED.]

     Section 4.4 FUNDS FOR PAYMENTS.

          (a) All payments of principal, interest, unused facility fees, closing fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Agent, for the respective accounts of the Banks and the Agent, as the case may be, at the Agent's Head Office, not later than 1:00 p.m. (Cleveland time) on the day when due, in each case in lawful money of the United States in immediately available funds. The Agent is hereby authorized to charge the accounts of the Borrower with KeyBank designated by the Borrower, on the dates when the amount thereof shall become due and payable, with the amounts of the principal of and interest on the Loans and all fees, charges, expenses and other amounts owing to the Agent and/or the Banks under the Loan Documents.

          (b) All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrower is compelled by law to make such deduction or withholding. If any such obligation is imposed upon the Borrower with respect to any amount payable by them hereunder or under any of the other Loan Documents, the Borrower will pay to the Agent, for the account of the Banks or (as the case may be) the Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Banks or the Agent to receive the same net amount which the Banks or the Agent would have received on such due date had no such obligation been imposed upon the Borrower. The Borrower will deliver promptly to the Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under such other Loan Document.

     Section 4.5 COMPUTATIONS. All computations of interest on the Loans and of other fees to the extent applicable shall be based on a 360-day year and paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term "Interest Period" with respect to LIBOR Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The outstanding amount of the Loans as reflected on the records of the Agent from time to time shall be considered prima facie evidence of such amount.

     Section 4.6 SUSPENSION OF LIBOR RATE LOANS. In the event that, prior to the commencement of any Interest Period relating to any LIBOR Rate Loan, the Agent shall reasonably determine that adequate and reasonable methods do not exist for ascertaining the LIBOR Rate for such Interest Period, or the Agent shall reasonably determine that the LIBOR Rate will not adequately and fairly reflect the cost to the Banks of making or maintaining LIBOR Rate Loans for such Interest Period, the Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower and the Banks) to the Borrower and the Banks. In such event (a) any Loan Request with respect to LIBOR Rate Loans shall be automatically withdrawn and shall be deemed a request for Base Rate Loans and (b) each LIBOR Rate Loan will automatically, on the last day of the then current Interest Period thereof, become a Base Rate Loan, and the obligations of the Banks to make LIBOR Rate Loans shall be suspended until the Agent determines that the circumstances giving rise to such suspension no longer exist, whereupon the Agent shall so notify the Borrower and the Banks.

     Section 4.7 ILLEGALITY. Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or the interpretation or application thereof shall make it unlawful, or any central bank or other governmental authority having jurisdiction over a Bank or its LIBOR Lending Office shall assert that it is unlawful, for any Bank to make or maintain LIBOR Rate Loans, such Bank shall forthwith give notice of such circumstances to the Agent and the Borrower and thereupon (a) the commitment of the Banks to make LIBOR Rate Loans or convert Loans of another type to LIBOR Rate Loans shall forthwith be suspended and (b) the LIBOR Rate Loans then outstanding shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such LIBOR Rate Loans or within such earlier period as may be required by law; provided that the affected Bank agrees to designate a different LIBOR Lending Office if such designation will permit such Bank to make or maintain LIBOR Rate Loans and will not, in the good faith of such Bank, otherwise be materially disadvantageous to such Bank.

     Section 4.8 ADDITIONAL INTEREST. If any LIBOR Rate Loan or any portion thereof is repaid, or is converted to a Base Rate Loan for any reason on a date which is prior to the last day of the Interest Period applicable to such LIBOR Rate Loan, or if repayment of the Loans has been accelerated as provided in
Section 12.1, the Borrower will pay to the Agent upon demand for the account of the Banks in accordance with their respective Commitment Percentages, in addition to any amounts of interest otherwise payable hereunder, any amounts required to compensate the Banks for any losses, costs or expenses which may reasonably be incurred as a result of such payment or conversion.

     Section 4.9 ADDITIONAL COSTS, ETC. Notwithstanding anything herein to the contrary, if any present or future applicable law, or any amendment or modification of present applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and legally binding interpretations thereof by any competent court or by any governmental or other regulatory body or official with appropriate jurisdiction charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Bank or the Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

          (a) subject any Bank or the Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Agreement, the other Loan Documents, such Bank's Commitment, or the Loans (other than taxes based upon or measured by the income or profits of such Bank or the Agent), or

          (b) materially change the basis of taxation (except for changes in taxes on income or profits) of payments to any Bank of the principal of or the interest on any Loans or any other amounts payable to any Bank under this Agreement or the other Loan Documents, or

          (c) impose or increase or render applicable any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or commitments of an office of any Bank, or

          (d) impose on any Bank or the Agent any other conditions or requirements with respect to this Agreement, the other Loan Documents, the Loans, such Bank's Commitment, or any class of loans or commitments of which any of the Loans or such Bank's Commitment forms a part; and the result of any of the foregoing is

               (i) to increase the cost to any Bank of making, funding, issuing, renewing, extending or maintaining any of the Loans, or such Bank's Commitment, or

               (ii) to reduce the amount of principal, interest or other amount payable to such Bank or the Agent hereunder on account of such Bank's Commitment or any of the Loans, or

               (iii) to require such Bank or the Agent to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Bank or the Agent from the Borrower hereunder, then, and in each such case, the Borrower will within fifteen (15) days after demand made by such Bank or (as the case may be) the Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Bank or the Agent such additional amounts as such Bank or the Agent shall determine in good faith to be sufficient to compensate such Bank or the Agent for such additional cost, reduction, payment or foregone interest or other sum. Each Bank and the Agent in determining such amounts may use any reasonable averaging and attribution methods, generally applied by such Bank or the Agent.

     Section 4.10 CAPITAL ADEQUACY. If after the date hereof any Bank determines that (a) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies or any change in the interpretation or application thereof by any governmental authority charged with the administration thereof, or (b) compliance by such Bank or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Bank's or such holding company's capital as a consequence of such Bank's commitment to make Loans hereunder to a level below that which such Bank or holding company could have achieved but for such adoption, change or compliance (taking into consideration such Bank's or such holding company's then existing policies with respect to capital adequacy and assuming the full utilization of such entity's capital) by any amount deemed by such Bank to be material, then such Bank may notify the Borrower thereof. The Borrower agrees to pay to such Bank the amount of such reduction in the return on capital as and when such reduction is determined, upon presentation by such Bank of a statement of the amount and setting forth such Bank's calculation thereof. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

     Section 4.11 INDEMNITY OF BORROWER. The Borrower agrees to indemnify each Bank and to hold each Bank harmless from and against any loss, cost or expense that such Bank may sustain or incur as a consequence of (a) default by the Borrower in payment of the principal amount of or any interest on any LIBOR Rate Loans as and when due and payable, including any such loss or expense arising from interest or fees payable by such Bank to lenders of funds obtained by it in order to maintain its LIBOR Rate Loans, or (b) default by the Borrower in making a borrowing or conversion after the Borrower has given (or is deemed to have given) a Loan Request or a Conversion Request.

     Section 4.12 INTEREST ON OVERDUE AMOUNTS; LATE CHARGE. Following the occurrence and during the continuance of an Event of Default and regardless of whether or not the Agent or the Banks shall have accelerated the maturity of the Loans, all Loans shall bear interest payable on demand at a rate per annum equal to two percent (2.0%) above the rate that would otherwise be applicable at such times until such amount shall be paid in full (after as well as before judgment). In addition, the Borrower shall pay a late charge equal to four percent (4.0%) of any amount of interest and/or principal payable on the Loans or any other amounts payable hereunder or under the Loan Documents, which is not paid by the Borrower within ten (10) days after the same shall become due and payable.

     Section 4.13 CERTIFICATE. A certificate setting forth any amounts payable pursuant to Section 4.8, Section 4.9, Section 4.10, Section 4.11 or Section 4.12 and a brief explanation of such amounts which are due, submitted by any Bank or the Agent to the Borrower, shall be conclusive in the absence of manifest error.

     Section 4.14 LIMITATION ON INTEREST. Notwithstanding anything in this Agreement to the contrary, all agreements between the Borrower and the Banks and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Banks exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to the Banks in excess of the maximum lawful amount, the interest payable to the Banks shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Banks shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations of the Borrower and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations of the Borrower, such excess shall be refunded to the Borrower. All interest paid or agreed to be paid to the Banks shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations of the Borrower (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law. This section shall control all agreements between the Borrower and the Banks and the Agent.

     Section 4.15 AGREEMENT REGARDING INTEREST AND CHARGES. The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in Section 2.4. Notwithstanding the foregoing, the parties hereto further agree and stipulate that all arrangement fees, commitment fees, amendment fees, up front fees, commitment fees, facility fees, closing fees, letter of credit fees, underwriting fees, default charges, late charges, funding or "breakage" charges, increased cost charges, attorneys' fees and reimbursement for costs and expenses paid by the Banks or the Agent to third parties or for damages incurred by the Banks or the Agent, or any other similar amounts are charges made to compensate the Banks or the Agent for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Banks or the Agent in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money. Borrower hereby acknowledges and agrees that the Banks and the Agent have imposed no minimum borrowing requirements, reserve or escrow balances or compensating balances related in any way to the Obligations. Any use by Borrower of certificates of deposit issued by any Bank or other accounts maintained with any Bank has been and shall be voluntary on the part of Borrower. All charges other than charges for the use of money shall be fully earned and nonrefundable when due.

Section 5. UNSECURED OBLIGATIONS; GUARANTY.

     Section 5.1 UNSECURED OBLIGATIONS. The Banks have agreed to make the Loans to the Borrower on an unsecured basis. Notwithstanding the foregoing, the Obligations shall be guaranteed by Guarantor pursuant to the Guaranty.

Section 6. REPRESENTATIONS AND WARRANTIES OF THE GUARANTOR AND THE BORROWER.

     The Borrower and Guarantor hereby, jointly and severally, represent and warrant to the Agent and the Banks as follows.

     Section 6.1 CORPORATE AUTHORITY, ETC.

          (a) Incorporation; Good Standing. The Borrower is a Virginia limited partnership duly organized pursuant to its limited partnership agreement, and a Certificate of Limited Partnership and amendments thereto filed with the Secretary of the Commonwealth of Virginia and is validly existing and in good standing under the laws of the Commonwealth of Virginia. The Guarantor is a Maryland real estate investment trust duly organized pursuant to its trust declaration, as amended and supplemented, and a Certificate of Trust filed with the Secretary of the State of Maryland and is validly existing and in good standing under the laws of the State of Maryland. Each of the Borrower and the Guarantor (i) has all requisite power to own its respective properties and interests and conduct its respective business as now conducted and as presently contemplated, and (ii) is in good standing as a foreign entity and is duly authorized to do business in each other jurisdiction where a failure to be so qualified in such other jurisdiction could have a Material Adverse Effect. The Guarantor is a real estate investment trust in full compliance with and entitled to the benefits of Section 856 of the Code, and has elected to be treated as a real estate investment trust pursuant to the Code.

          (b) Subsidiaries. Each of the Subsidiaries of the Borrower and the Guarantor (i) is a corporation, limited partnership, limited liability company or trust duly organized under the laws of its State of organization and is validly existing and in good standing under the laws thereof, (ii) has all requisite power to own its property and interests and conduct its business as now conducted and as presently contemplated and (iii) is in good standing and is duly authorized to do business in each jurisdiction where assets held by it are located and in each other jurisdiction where a failure to be so qualified could have a Material Adverse Effect.

          (c) Authorization. The execution, delivery and performance of this Agreement and the other Loan Documents to which the Borrower and the Guarantor is or is to become a party and the transactions contemplated hereby and thereby
(i) are within the authority of such Person, (ii) have been duly authorized by all necessary proceedings on the part of such Person, (iii) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which such Person is subject or any judgment, order, writ, injunction, license or permit applicable to such Person, (iv) do not and will not conflict with or constitute a default (whether with the passage of time or the giving of notice, or both) under any provision of the articles of incorporation, partnership agreement, declaration of trust or other charter documents or bylaws of, or any agreement or other instrument binding upon, such Person or any of its properties, and (v) do not and will not result in or require the imposition of any lien or other encumbrance on any of the properties, assets or rights of such Person.

          (d) Enforceability. The execution and delivery of this Agreement and the other Loan Documents to which the Borrower or the Guarantor is or is to become a party are valid and legally binding obligations of such Person enforceable in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors' rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

     Section 6.2 GOVERNMENTAL APPROVALS. The execution, delivery and performance of this Agreement and the other Loan Documents to which the Borrower and the Guarantor is or is to become a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing with, any governmental agency or authority other than those already obtained.

     Section 6.3 TITLE TO PROPERTIES; LEASE. The Borrower, the Guarantor and their Subsidiaries own all of the assets reflected in the consolidated balance sheet of the Guarantor as of the Balance Sheet Date or acquired since that date (except property and assets sold or otherwise disposed of in the ordinary course of business since that date), subject to no rights of others, including any mortgages, leases, conditional sales agreements, title retention agreements, liens or other encumbrances except Permitted Liens.

     Section 6.4 FINANCIAL STATEMENTS. The Borrower has delivered to each of the
Banks: (a) the unaudited consolidated balance sheet of the Guarantor and its Subsidiaries as of the Balance Sheet Date, (b) the audited consolidated balance sheet for the Guarantor and its Subsidiaries for the fiscal year ending December 31, 2004, and (c) certain other financial information relating to the Borrower, the Guarantor, their Subsidiaries and the Real Estate. Such balance sheet and statements have been prepared in accordance with generally accepted accounting principles (subject, in the case of such unaudited statements, to the absence of footnotes and normal year-end adjustments) and fairly present the financial condition of the Guarantor and its Subsidiaries as of such dates. There are no liabilities, contingent or otherwise, of the Borrower, the Guarantor or any of their respective Subsidiaries involving material amounts not disclosed in said financial statements and the related notes thereto.

     Section 6.5 NO MATERIAL CHANGES. Since the Balance Sheet Date, there has occurred no materially adverse change in the financial condition or business of the Borrower, the Guarantor, and their respective Subsidiaries taken as a whole as shown on or reflected in the consolidated balance sheet of the Borrower and the Guarantor as of the Balance Sheet Date, or its consolidated statement of income or cash flows for the fiscal year then ended, other than changes in the ordinary course of business that have not had and could not reasonably be expected to have any Material Adverse Effect.

     Section 6.6 FRANCHISES, PATENTS, COPYRIGHTS, ETC. The Borrower, the Guarantor and their respective Subsidiaries possess all franchises, patents, copyrights, trademarks, trade names, servicemarks, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of their business substantially as now conducted without known conflict with any rights of others.

     Section 6.7 LITIGATION. Except as stated on Schedule 6.7 there are no actions, suits, proceedings or investigations of any kind pending or to the knowledge of such person threatened against the Borrower, the Guarantor or any of their respective Subsidiaries before any court, tribunal, arbitrator, mediator or administrative agency or board that, if adversely determined, either in any case or in, the aggregate, could reasonably be expected to have a Material Adverse Effect, or which question the validity of this Agreement or any of the other Loan Documents, any action taken or to be taken pursuant hereto or thereto. Except as set forth on Schedule 6.7, as of the date of this Agreement, there are no judgments outstanding against or affecting any of the Borrower, the Guarantor or any of their respective Subsidiaries.

     Section 6.8 NO MATERIALLY ADVERSE CONTRACTS, ETC. None of the Borrower, the Guarantor or any of their respective Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that has or is expected in the future to have a Material Adverse Effect. None of the Borrower, the Guarantor, nor any of their respective Subsidiaries is a party to any contract or agreement that has or is expected, in the judgment of the partners or officers of such Person, to have any Materially Adverse Effect.

     Section 6.9 COMPLIANCE WITH OTHER INSTRUMENTS, LAWS, ETC. None of the Borrower, the Guarantor or any of their respective Subsidiaries is in violation of any provision of its charter or other organizational documents, bylaws, or any agreement or instrument to which it may be subject or by which it or any of its properties may be bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that could result in the imposition of substantial penalties or has had or could reasonably be expected to have a Material Adverse Effect.

     Section 6.10 TAX STATUS. The Borrower, the Guarantor and each of their respective Subsidiaries (a) has made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (b) has paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings and (c) has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the partners or officers of such Person know of no basis for any such claim.

     Section 6.11 NO EVENT OF DEFAULT. No Default or Event of Default has occurred and is continuing.

     Section 6.12 HOLDING COMPANY AND INVESTMENT COMPANY ACTS. None of the Borrower, the Guarantor, or any of their respective Subsidiaries is or after giving effect to any Loan will be, subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Investment Company Act of 1940 or to any federal or state statute or regulation limiting its ability to incur indebtedness for borrowed money.

     Section 6.13 ABSENCE OF UCC FINANCING STATEMENTS, ETC. Except with respect to Permitted Liens, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry, or other public office, that purports to cover, affect or give notice of any present or possible future lien on, or security interest or security title in, any property of the Borrower or Guarantor or rights thereunder.

     Section 6.14 [INTENTIONALLY OMITTED.]

     Section 6.15 CERTAIN TRANSACTIONS. Except as set forth on Schedule 6.15, none of the officers, trustees, directors, or employees of the Borrower, the Guarantor or any of their respective Subsidiaries is a party to any transaction with any of the Borrower, the Guarantor or any of their respective Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, trustee, director or such employee or, to the knowledge of the Borrower, the Guarantor, or any corporation, partnership, trust or other entity in which any officer, trustee, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, which are on terms less favorable to the Borrower, the Guarantor or any of their respective Subsidiaries than those that would be obtained in a comparable arms-length transaction with an unaffiliated party.

     Section 6.16 EMPLOYEE BENEFIT PLANS. The Borrower, the Guarantor and each ERISA Affiliate have fulfilled their respective obligations under the minimum funding standards of ERISA and the Code with respect to each Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan. Neither the Borrower, the Guarantor nor any ERISA Affiliate has
(a) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, (b) failed to make any contribution or payment to any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, or made any amendment to any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, which has resulted or could result in the imposition of a lien or the posting of a bond or other security under ERISA or the Code, or (c) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

None of the Real Estate constitutes a "plan asset" of any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan.

     Section 6.17 REGULATIONS T, U AND X. No portion of any Loan is to be used for the purpose of purchasing or carrying any "margin security" or "margin stock" as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224. Neither the Borrower nor the Guarantor is engaged, and neither the Borrower nor the Guarantor will engage, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any "margin security" or "margin stock" as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224.

     Section 6.18 ENVIRONMENTAL COMPLIANCE. The Borrower, Guarantor and each of their respective Subsidiaries have taken all commercially reasonable steps to investigate the past and present conditions and usage of the Real Estate and the operations conducted thereon and, based upon such investigation makes the following representations and warranties.

          (a) To the best knowledge and belief of the Borrower after due inquiry, none of the Borrower, the Guarantor or their respective Subsidiaries or any operator of the Real Estate, or any operations thereon is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including, without limitation, those arising under the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state or local statute, regulation, ordinance, order or decree relating to the environment (hereinafter "Environmental Laws"), which violation has had or could reasonably be expected to have a Material Adverse Effect.

          (b) None of the Borrower, the Guarantor or any of their respective Subsidiaries has received notice from any third party including, without limitation, any federal, state or local governmental authority, (i) that it has been identified by the United States Environmental Protection Agency ("EPA") as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (ii) that any hazardous waste, as defined by 42 U.S.C. Section 9601(5), any hazardous substances as defined by 42 U.S.C. Section 9601(14), any pollutant or contaminant as defined by 42 U.S.C. Section 9601(33) or any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws ("Hazardous Substances") which it has generated, transported or disposed of have been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that the Borrower, the Guarantor or any of their respective Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party's incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances.

     Section 6.19 SUBSIDIARIES AND UNCONSOLIDATED AFFILIATES. The organizational chart attached as Schedule 6.19 sets forth all of the direct and indirect Subsidiaries and Unconsolidated Affiliates of the Borrower and the Guarantor. The form and jurisdiction of organization of each of the Subsidiaries and Unconsolidated Affiliates, and the Borrower's and the Guarantor's ownership interest therein, is set forth in said Schedule 6.19.

     Section 6.20 [INTENTIONALLY OMITTED.]

     Section 6.21 LOAN DOCUMENTS. All of the representations and warranties made by or on behalf of the Borrower, the Guarantor and their respective Subsidiaries in this Agreement and the other Loan Documents or any document or instrument delivered to the Agent or the Banks pursuant to or in connection with any of such Loan Documents are true and correct in all material respects, and neither the Borrower nor the Guarantor has failed to disclose such information as is necessary to make such representations and warranties not misleading. There is no material fact or circumstance that has not been disclosed to the Agent and the Banks, and the written information, reports and other papers and data with respect to the Borrower, the Guarantor and their respective Subsidiaries (other than projections and estimates) furnished to the Agent or the Bank in connection with this Agreement or the obtaining of the commitments of the Banks hereunder was, at the time so furnished, complete and correct in all material respects, or has been subsequently supplemented by other written information, reports or other papers or data, to the extent necessary to give in all material respects a true and accurate knowledge of the subject matter in all material respects; provided that such representation shall not apply to budgets, projections and other forward-looking speculative information prepared in good faith by Borrower (except to the extent the related assumptions are manifestly unreasonable).

     Section 6.22 PROPERTY. All of the Borrower's, the Guarantor's and their respective Subsidiaries' Real Estate are in good condition and working order in all material respects subject to ordinary wear and tear. There are no unpaid or outstanding real estate or other taxes or assessments on or against any property of the Borrower, the Guarantor or any their respective Subsidiaries which are payable by the Borrower, the Guarantor or such Subsidiary (except only real estate or other taxes or assessments, that are not yet due and payable or are being contested as permitted by this Agreement). There are no pending eminent domain proceedings against any property of the Borrower, the Guarantor or their respective Subsidiaries or any part thereof, and, to the knowledge of the Borrower and the Guarantor, no such proceedings are presently threatened or contemplated by any taking authority which in any such case or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect. None of the property of the Borrower, the Guarantor or their respective Subsidiaries is now damaged as a result of any fire, explosion, accident, flood or other casualty in any manner which has had or could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor the Guarantor is in default under any ground lease relating to any of the Real Estate after expiration of any grace or notice and cure period provided therein.

     Section 6.23 BROKERS. None of the Borrower, the Guarantor, or any of their respective Subsidiaries has engaged or otherwise dealt with any broker, finder or similar entity in connection with this Agreement or the Loans contemplated hereunder.

     Section 6.24 OTHER DEBT. None of the Borrower, the Guarantor, or any of their respective Subsidiaries is in default of the payment of any Indebtedness or any other agreement, mortgage, deed of trust, security agreement, financing agreement, indenture or lease to which any of them is a party. Neither the Borrower nor the Guarantor is a party to or bound by any agreement, instrument or indenture that may require the subordination in right or time or payment of any of the Obligations to any other indebtedness or obligation of the Borrower or such Guarantor (provided that Agent and the Banks acknowledge that Borrower and Subsidiaries of the Borrower may have granted Liens on their assets to secure Indebtedness of such Subsidiaries and that the holders of such Liens have a first claim on such assets to be repaid such Indebtedness). Upon the request of the Agent, the Borrower will provide copies, of all agreements, mortgages, deeds of trust, financing agreements or other material agreements binding upon the Borrower, the Guarantor or any of their respective Subsidiaries or their respective properties and entered into by the Borrower, the Guarantor or any of their respective Subsidiaries as of the date of this Agreement with respect to any Indebtedness of the Borrower, the Guarantor or any of their respective Subsidiaries.

     Section 6.25 SOLVENCY. As of the Closing Date and after giving effect to the transactions contemplated by this Agreement and the other Loan Documents, including all Loans made or to be made hereunder, neither the Borrower nor the Guarantor is insolvent on a balance sheet basis, such that the sum of such Person's assets exceeds the sum of such Person's liabilities, such Person is able to pay its debts as they become due, and such Person has sufficient capital to carry on its business.

     Section 6.26 BANKRUPTCY FILING. None of the Borrower or the Guarantor is contemplating either the filing of a petition by it under any state of federal bankruptcy or insolvency laws or a liquidation of its assets or property, and the Borrower and the Guarantor have no knowledge of any Person contemplating the filing of any such petition against Borrower or the Guarantor.

     Section 6.27 NO FRAUDULENT INTENT. Neither the execution and delivery of this Agreement or any of the other Loan Documents nor the performance of any actions required hereunder or thereunder is being undertaken by the Borrower or the Guarantor with or as a result of any actual intent by any of such Persons to hinder, delay or defraud any entity to which any of such Persons is now or will hereafter become indebted.

     Section 6.28 TRANSACTION IN BEST INTERESTS OF BORROWER; CONSIDERATION. The transaction evidenced by this Agreement and the other Loan Documents is in the best interests of the Borrower and the Guarantor. The direct and indirect benefits to inure to the Borrower and the Guarantor pursuant to this Agreement and the other Loan Documents constitute substantially more than "reasonably equivalent value" (as such term is used in Section 548 of the Bankruptcy Code) and "valuable consideration," "fair value," and "fair consideration," (as such terms are used in any applicable state fraudulent conveyance law), in exchange for the benefits to be provided by the Borrower and the Guarantor pursuant to this Agreement and the other Loan Documents, and but for the willingness of the Guarantor to guaranty the Loan, Borrower would be unable to obtain the financing contemplated hereunder which financing will enable the Borrower and its Subsidiaries to have available financing to conduct and expand their business.

     Section 6.29 OWNERSHIP. The Guarantor is the sole general partner of Borrower and owns not less than a 94% general partnership interest in the Borrower.

     Section 6.30 EMBARGOED PERSONS. None of the Borrower or the Guarantor (and none of the Borrower or the Guarantor will be) a Person named on OFAC's Specially Designated and Blocked Persons list) or under any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transactions or otherwise be associated with such persons. In addition, Borrower hereby agrees to provide to the Banks any additional information that a Bank deems reasonably necessary from time to time in order to ensure compliance with all applicable laws concerning money laundering and similar activities.

     Section 6.31 OWNERSHIP OF ACQUISITION PORTFOLIO. Borrower, through one or more Wholly Owned Subsidiaries, is (or upon the funding of proceeds of the Loan, will be) (a) the fee simple owner or lessee under a long-term mortgageable ground lease of each of the Fee Properties and (b) the owner of 100% of the equity interests and Voting Interests in the Persons that are the fee simple owners or lessees under long-term mortgageable ground leases of each of the Equity Interest Properties, each as identified in the Loan Requests. Each such property within the Acquisition Portfolio so acquired by Borrower is not subject to any mortgage, deed to secure debt, deed of trust or other monetary lien other than liens encumbering only the Acquisition Properties securing the Indebtedness described on Schedule 6.31. None of the properties within the Acquisition Portfolio so acquired by Borrower, nor any of the

Borrower's direct or indirect interest in such properties, is subject to any mortgage, deed to secure debt, deed of trust or other monetary lien other than as set forth on said Schedule 6.31.

Section 7. AFFIRMATIVE COVENANTS OF THE BORROWER AND THE GUARANTOR.

     The Guarantor (to the extent hereinafter provided) and the Borrower covenant and agree that, so long as any Loan or Note is outstanding or any Bank has any obligation to make any Loans:

     Section 7.1 PUNCTUAL PAYMENT. The Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loans and all interest and fees provided for in this Agreement, all in accordance with the terms of this Agreement and the Notes as well as all other sums owing pursuant to the Loan Documents.

     Section 7.2 MAINTENANCE OF OFFICE. The Borrower will maintain its chief executive office at 3502 Woodview Trace, Suite 210, Indianapolis, Indiana 46268, or at such other place in the United States of America as the Borrower shall designate upon prior written notice to the Agent and the Banks, where notices, presentations and demands to or upon the Borrower in respect of the Loan Documents may be given or made.

     Section 7.3 RECORDS AND ACCOUNTS. The Borrower and the Guarantor will (a) keep, and cause each of their respective Subsidiaries to keep, true and accurate records and books of account in which full, true and correct entries will be made in accordance with generally accepted accounting principles and (b) maintain adequate accounts for all taxes, depreciation and amortization of its properties and the properties of its Subsidiaries, contingencies and other reserves. Neither the Borrower, the Guarantor nor any of their respective Subsidiaries shall, without the prior written consent of the Majority Banks, (x) make any material changes to the accounting principles used by such Person in preparing the financial statements and other information described in Section
6.4 or (y) change its fiscal year.

     Section 7.4 FINANCIAL STATEMENTS, CERTIFICATES AND INFORMATION. The Borrower and the Guarantor will deliver or cause to be delivered to the Agent and each of the Banks:

          (a) as soon as practicable, but in any event not later than ninety
(90) days after the end of each fiscal year of the Guarantor, the audited Consolidated balance sheet of the Guarantor and its Subsidiaries at the end of such year, and the related audited Consolidated statements of income, changes in shareholder's equity and cash flows for such year, each setting forth in comparative form the figures for the previous fiscal year and all such statements to be in reasonable detail, prepared in accordance with generally accepted accounting principles, and accompanied by an auditor's report prepared without qualification by a nationally recognized accounting firm reasonably acceptable to Agent (which may be provided by inclusion in the Form 10-K of the Guarantor filed with the SEC) a statement of the Guarantor's taxable net income for the prior fiscal year, and any other information the Banks may need to complete a financial analysis of the Guarantor and its Subsidiaries, together with the written statement from such accountants to the effect that they have read this Agreement, and that, in making the examination necessary to said certification, they have obtained no knowledge of any Default or Event of Default, or, if such accountants shall have obtained knowledge of any Default or Event of Default they shall disclose in such statement any such Default or Event of Default;

          (b) as soon as practicable, but in any event not later than forty-five
(45) days after the end of each of the first three (3) fiscal quarters of the Guarantor, copies of the unaudited Consolidated balance sheet of the Guarantor and its Subsidiaries, as at the end of such quarter, and the related unaudited Consolidated statements of income, changes in shareholder's equity and cash flows for the portion of the Guarantor's fiscal year then elapsed, all in reasonable detail and prepared in accordance with generally accepted accounting principles (which may be provided by inclusion in the Form 10-Q of the Guarantor for such period provided pursuant to subsection (c) below), together with a certification by the chief financial officer of the Guarantor that the information contained in such financial statements fairly presents the financial position of the Guarantor and its Subsidiaries on the date thereof (subject to year-end adjustments and footnotes);

          (c) as soon as practicable, but in any event not later than forty-five
(45) days after the end of each of the first three (3) fiscal quarters of the Guarantor in each year, copies of Form 10-Q filed with the SEC;

          (d) simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement (a "Compliance Certificate") certified by the chief financial officer of the Guarantor and the Borrower in the form of Exhibit C hereto (or in such other form as the Agent may approve from time to time) setting forth in reasonable detail computations evidencing compliance with the covenants contained in Section 9 and the other covenants described therein, and (if applicable) reconciliations to reflect changes in generally accepted accounting principles since the Balance Sheet Date;

          (e) promptly after they are filed with the Internal Revenue Service, copies of all annual federal income tax returns and amendments thereto of the Borrower and the Guarantor;

          (f) simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement listing (i) the Real Estate owned by the Borrower, the Guarantor and their respective Subsidiaries and Unconsolidated Affiliates and stating the location thereof, the date acquired and the acquisition cost, (ii) any Real Estate sold during the preceding fiscal quarter, and (iii) listing the Indebtedness of the Borrower, the Guarantor and their respective Subsidiaries and Unconsolidated Affiliates, which statement shall include, without limitation, a statement of the original principal amount of such Indebtedness and the current amount outstanding, the holder thereof, the maturity date and any extension options, the interest rate, the collateral provided for such Indebtedness and whether such Indebtedness is recourse or non-recourse,

          (g) contemporaneously with the filing thereof, copies of all filings with the SEC or sent to the stockholders or partners of Borrower and the Guarantor, provided that any such material as to the Guarantor that is filed with the SEC and is publicly available pursuant to the SEC's Edgar Filing System or any successor thereto, and of which the Agent has been notified by Borrower of the filing thereof, shall be deemed to have been delivered to the Agent upon such filing; and

          (h) from time to time such other financial data and information in the possession of the Borrower, the Guarantor or their respective Subsidiaries (including without limitation auditors' management letters, property inspection and environmental reports and information as to legal and regulatory changes affecting the Borrower, the Guarantor or their respective Subsidiaries) as the Agent may reasonably request.

Any material to be delivered pursuant to this Section 7.4 may be delivered electronically directly to Agent provided that such material is in a format reasonably acceptable to Agent, and such material shall be deemed to have been delivered to Agent upon Agent's receipt thereof. Upon the request of Agent, Borrower and the Guarantor shall deliver paper copies thereof to Agent. Borrower and the Guarantor authorize Agent and Arranger to disseminate any such materials through the use of Intralinks, SyndTrak or any other electronic information dissemination system, and the Borrower and the Guarantor release Agent and the Banks from any liability in connection therewith.

     Section 7.5 NOTICES.

          (a) Defaults. The Borrower will promptly notify the Agent in writing of the occurrence of any Default or Event of Default. If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Agreement or under any note, evidence of indebtedness, indenture or other obligation to which or with respect to which the Borrower, the Guarantor or any of their respective Subsidiaries is a party or obligor, whether as principal or surety, and such default would permit the holder of such note or obligation or other evidence of indebtedness to accelerate the maturity thereof, which acceleration would either cause a Default or Event of Default or could reasonably be expected to have a Material Adverse Effect, the Borrower shall forthwith give written notice thereof to the Agent, describing the notice or action and the nature of the claimed default.

          (b) Environmental Events. The Borrower will promptly give notice to the Agent (i) upon the Borrower obtaining knowledge of any potential or known release of any Hazardous Substances at or from any Real Estate; (ii) of any violation of any Environmental Law that the Borrower, the Guarantor or any of their respective Subsidiaries reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency; and (iii) upon becoming aware thereof, of any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, of any federal, state or local environmental agency or board, that in any case individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

          (c) Notice of Litigation and Judgments. The Borrower will give notice to the Agent in writing within fifteen (15) days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting the Borrower, the Guarantor or any of their respective Subsidiaries or to which the Borrower, the Guarantor or any of their respective Subsidiaries is or is to become a party involving an uninsured claim against the Borrower, the Guarantor or any of their respective Subsidiaries that could cause a Default or Event of Default or could reasonably be expected to have a Material Adverse Effect and stating the nature and status of such litigation or proceedings. The Borrower will give notice to the Agent, in writing, in form and detail satisfactory to the Agent and each of the Banks, within ten (10) days of any judgment not covered by insurance, whether final or otherwise, against the Borrower, the Guarantor or any of their respective Subsidiaries in an amount in excess of $5,000,000.00.

          (d) Notification of Banks. Promptly after receiving any notice under this Section 7.5, the Agent will forward a copy thereof to each of the Banks, together with copies of any certificates or other written information that accompanied such notice.

     Section 7.6 EXISTENCE; MAINTENANCE OF PROPERTIES.

          (a) The Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its existence as a Virginia limited partnership. The Guarantor will do or cause to be done all things necessary to preserve and keep in full force and effect its existence as a Maryland real estate investment trust. The Borrower and the Guarantor will cause each of their respective Subsidiaries to do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence. The Borrower and the Guarantor will do or cause to be done all things necessary to preserve and keep in full force all of their respective rights and franchises and those of their Subsidiaries. The Borrower and the Guarantor will, and will cause each of their respective Subsidiaries to, continue to engage primarily in the businesses now conducted by it and in related businesses; provided that (subject to the terms of Section 8.7) the foregoing shall not prohibit the sale of assets by Subsidiaries of Borrower in the ordinary course of business and the dissolution of Subsidiaries of Borrower which have no assets or which are inactive.

          (b) The Borrower and the Guarantor (i) will cause all of their properties used or useful in the conduct of its business to be maintained and kept in good condition, repair and working order (ordinary wear and tear excepted) and supplied with all necessary equipment, and (ii) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof in all cases in which the failure so to do could reasonably be expected to have a Material Adverse Effect.

          (c) The common stock of the Guarantor shall at all times be listed for trading and be traded on the New York Stock Exchange.

     Section 7.7 INSURANCE. The Borrower and the Guarantor will procure and maintain or cause to be procured and maintained insurance with financially sound and reputable insurers covering the Borrower, the Guarantor and their respective Subsidiaries in such amounts and against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas.

     Section 7.8 TAXES. The Borrower and Guarantor will, and will cause their respective Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon it and the Real Estate, their sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid might by law become a lien or charge upon any of its property; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings which shall suspend the collection thereof and if such Person shall have set aside on its books adequate reserves with respect thereto; and provided, further that forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor, the Borrower either (i) will provide a bond issued by a surety reasonably acceptable to the Agent and sufficient to stay all such proceedings or (ii) if no such bond is provided, will pay each such tax, assessment, charge, levy or claim.

     Section 7.9 INSPECTION OF PROPERTIES AND BOOKS. The Borrower and Guarantor shall permit the Agent and the Banks, at the Borrower's expense, to visit and inspect any of the properties of the Borrower, Guarantor or any of their respective Subsidiaries, to examine the books of account of the Borrower, Guarantor and their respective Subsidiaries (and to make copies thereof and extracts therefrom) and to discuss the affairs, finances and accounts of the Borrower, Guarantor and their respective Subsidiaries with, and to be advised as to the same by, its officers, all at such reasonable times and intervals as the Agent or any Bank may reasonably request, provided that so long as no Default or Event of Default shall have occurred and be continuing, the Borrower shall not be required to pay for such visits and inspections more often than once in any twelve (12) month period. The Banks shall use good faith efforts to coordinate such visits and inspections so as to minimize the interference with and disruption to the Borrower's normal business operations.

     Section 7.10 COMPLIANCE WITH LAWS, CONTRACTS, LICENSES, AND PERMITS. The Borrower and the Guarantor will, and will cause each of their respective Subsidiaries to, comply with (i) all applicable laws and regulations now or hereafter in effect wherever its business is conducted, including all Environmental Laws, (ii) the provisions of its corporate charter, partnership agreement or declaration of trust, as the case may be, and other charter documents and bylaws, (iii) all agreements and instruments to which it is a party or by which it or any of its properties may be bound, (iv) all applicable decrees, orders, and judgments, and (v) all licenses and permits required by applicable laws and regulations for the conduct of its business or the ownership, use or operation of its properties. If at any time while any Loan or
Note is
outstanding or the Banks have any obligation to make Loans hereunder, any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Borrower or the Guarantor may fulfill any of their respective obligations under the Loan Documents, the Borrower, such Guarantor or such Subsidiary will immediately take or cause to be taken all steps necessary to obtain such authorization, consent, approval, permit or license and furnish the Agent with evidence thereof.

     Section 7.11 USE OF PROCEEDS. Subject to the terms, covenants and conditions set forth herein, the Borrower will use the proceeds of the Loans solely for the purposes indicated in Section 2.1.

     Section 7.12 FURTHER ASSURANCES. Each of the Borrower and the Guarantor will cooperate with the Agent and the Banks and execute such further instruments and documents as the Banks or the Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Agreement and the other Loan Documents.

     Section 7.13 BUSINESS OPERATIONS.

          (a) The Guarantor shall at all times comply with all requirements of applicable laws necessary to maintain REIT Status, shall elect to be treated as a real estate investment trust under the Code and shall operate its business in compliance with the terms and conditions of this Agreement and the other Loan Documents.

          (b) The Borrower, the Guarantor and their respective Subsidiaries shall operate their respective businesses in substantially the same manner and in substantially the same fields and lines of business as such business is now conducted.

     Section 7.14 MORE RESTRICTIVE AGREEMENTS. Should the Borrower or the Guarantor enter into or modify any agreements or documents pertaining to any existing or future Indebtedness, Debt Offering or Equity Offering, which agreements or documents include covenants, whether affirmative or negative (or any other provision which may have the same practical effect as any of the foregoing), which are individually or in the aggregate more restrictive against the Borrower or the Guarantor than those set forth in Section 8 and Section 9 of this Agreement, the Borrower shall promptly notify the Agent and, if requested by the Majority Banks, the Borrower, the Guarantor, the Agent, and the Majority Banks shall promptly amend this Agreement and the other Loan Documents to include some or all of such more restrictive provisions as determined by the Majority Banks in their sole discretion. Each of the Borrower and Guarantor agree to deliver to the Agent copies of any agreements or documents (or modifications thereof) pertaining to existing or future Indebtedness, Debt Offering or Equity Offering of the Borrower, the Guarantor or any of their respective Subsidiaries as the Agent from time to time may request. Notwithstanding the foregoing, this Section 7.14 shall not apply to covenants contained in any agreements or documents evidencing or securing Non-recourse Indebtedness or covenants in agreements or documents relating to recourse Indebtedness that relate only to specific Real Estate that is collateral for such Indebtedness.

Section 8. CERTAIN NEGATIVE COVENANTS OF THE GUARANTOR AND THE BORROWER.

     The Borrower and the Guarantor, jointly and severally, covenant and agree that, so long as any Loan or Note is outstanding or any of the Banks has any obligation to make any Loans:

     Section 8.1 RESTRICTIONS ON INDEBTEDNESS. Subject to the provisions of
Section 9, the Borrower and the Guarantor will not, and will not permit any of their respective Subsidiaries to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

          (a) Indebtedness of Borrower and Guarantor to the Banks arising under any of the Loan Documents;

          (b) Current liabilities of the Borrower, the Guarantor and their respective Subsidiaries incurred in the ordinary course of business but not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

          (c) Indebtedness of Borrower, the Guarantor and their respective Subsidiaries in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 7.8;

          (d) Indebtedness of Borrower, the Guarantor and their respective Subsidiaries in respect of judgments or awards the existence of which does not create an Event of Default;

          (e) Endorsements by Borrower, the Guarantor and their respective Subsidiaries for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

          (f) Indebtedness of Borrower, the Guarantor and their respective Subsidiaries in respect of reverse repurchase agreements having a term of not more than 180 days with respect to Investments described in Section 8.3(d) or
(e);

          (g) Subject to the provisions of this Section 8.1 and Section 9, Unsecured Indebtedness of the Borrower, the Guarantor and their respective Subsidiaries (excluding the Obligations) not exceeding $10,000,000; provided that none of such Persons shall incur any such Unsecured Indebtedness unless the Borrower shall have provided the Agent a statement that no Default or Event of Default exists and a Compliance Certificate demonstrating that the Borrower and Guarantor will be in compliance with the covenants referred to therein after giving effect to such incurrence;

          (h) Subject to the provisions of this Section 8.1 and Section 9, Recourse Indebtedness of Borrower or the Guarantor (excluding (i) principal indebtedness under the Revolving Credit Agreement in an amount not to exceed $70,000,000, and (ii) the Obligations), provided that such Indebtedness does not in the aggregate exceed twenty percent (20%) of the Gross Asset Value; provided further that none of such Persons shall incur any such Recourse Indebtedness described in this Section 8.1(h) unless the Borrower shall have provided to the Agent a statement that no Default or Event of Default exists and a Compliance Certificate demonstrating that the Borrower and Guarantor will be in compliance with the covenants referred to therein after giving effect to such incurrence; and

          (i) Subject to the provisions of this Section 8.1 and Section 9, other Indebtedness of Borrower, the Guarantor and their Subsidiaries (including without limitation, Non-Recourse Indebtedness of Subsidiaries of Borrower and Recourse Indebtedness of Subsidiaries of Borrower).

     Section 8.2 RESTRICTIONS ON LIENS, ETC. Each of the Borrower and the Guarantor will not (and will not permit any of their respective Subsidiaries to)
(a) create or incur or suffer to be created or incurred or to exist any lien, encumbrance, mortgage, pledge, negative pledge, charge, restriction or other security interest of any kind upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of its property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (d) suffer to exist for a period of more than 30 days after the same have come due any Indebtedness or claim or demand against it that if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; (e) pledge or otherwise encumber any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse; or (f) incur or maintain any obligation to any holder of Indebtedness of such Person which prohibits the creation or maintenance of any lien securing the Obligations (collectively "Liens"); provided that the Borrower, the Guarantor and their respective Subsidiaries may create or incur or suffer to be created or incurred or to exist:

               (i) liens on properties of Borrower, the Guarantor and their respective Subsidiaries to secure taxes, assessments and other governmental charges or claims for labor, material or supplies in respect of obligations not overdue or which are being contested or otherwise addressed as permitted by
Section 7.8;

               (ii) liens on properties of Borrower, the Guarantor and their respective Subsidiaries (other than the Acquisition Portfolio or any direct or indirect interest therein) in respect of judgments, awards or indebtedness, the Indebtedness with respect to which is permitted by Section 8.1(d);

               (iii) encumbrances on properties of Borrower, the Guarantor and their respective Subsidiaries consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property, landlord's or lessor's liens under leases to which the Borrower, such Guarantor or such Subsidiary is a party, tenant leases and other minor non-monetary liens or encumbrances none of which interferes materially with the use of the property affected in the ordinary conduct of the business of such Person, which encumbrances or liens individually or in the aggregate have not had or could not reasonably be expected to have a Material Adverse Effect;

               (iv) liens granted by Borrower, the Guarantor and their respective Subsidiaries on property (other than the Acquisition Portfolio or any direct or indirect interest therein) to secure Indebtedness permitted to be secured by a Lien pursuant to Section 8.1 and Section 9.

     Section 8.3 RESTRICTIONS ON INVESTMENTS. The Borrower and the Guarantor will not, and will not permit any of their respective Subsidiaries to, make or permit to exist or to remain outstanding any Investment except Investments in:

          (a) marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase by the Borrower or Guarantor;

          (b) marketable direct obligations of any of the following: Federal Home Loan Mortgage Corporation, Student Loan Marketing Association, Federal Home Loan Banks, Federal National Mortgage Association, Government National Mortgage Association, Bank for Cooperatives, Federal Intermediate Credit Banks, Federal Financing Banks, Export-Import Bank of the United States, Federal Land Banks, or any other agency or instrumentality of the United States of America;

          (c) demand deposits, certificates of deposit, bankers acceptances and time deposits of United States banks having total assets in excess of $100,000,000; provided, however, that the aggregate amount at any time so invested with any single bank having total assets of less than $1,000,000,000 will not exceed $200,000;

          (d) securities commonly known as "commercial paper" issued by a corporation organized and existing under the laws of the United States of America or any State which at the time of purchase are rated by Moody's Investors Service, Inc. or by Standard & Poor's Corporation at not less than "P 2" if then rated by Moody's Investors Service, Inc., and not less than "A 2", if then rated by Standard & Poor's Corporation;

          (e) mortgage-backed securities guaranteed by the Government National Mortgage Association, the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation and other mortgage-backed bonds which at the time of purchase are rated by Moody's Investors Service, Inc. or by Standard & Poor's Corporation at not less than "Aa" if then rated by Moody's Investors Service, Inc. and not less than "AA" if then rated by Standard & Poor's Corporation;

          (f) repurchase agreements having a term not greater than 90 days and fully secured by securities described in the foregoing subsection (a), (b) or
(e) with banks described in the foregoing subsection (c) or with financial institutions or other corporations having total assets in excess of $500,000,000;

          (g) shares of so-called "money market funds" registered with the SEC under the Investment Company Act of 1940 which maintain a level per-share value, invest principally in investments described in the foregoing subsections (a) through (f) and have total assets in excess of $50,000,000;

          (h) subject to the provisions of this Section 8.3, Investments in fee and leasehold interests in completed and operational Medical Properties and related assets associated therewith, including earnest money deposits relating thereto and transaction costs;

          (i) Investments in fee and leasehold interests in land with respect to which no Construction-in-Process has commenced and which land is to be used for the development of Medical Properties; provided that the Investments pursuant to this Section 8.3(i) shall not exceed in the aggregate five percent (5%) of Gross Asset Value;

          (j) Investments in Construction-in-Process; provided that the aggregate Investments pursuant to this Section 8.3(j) shall not exceed twenty-five percent (25%) of Gross Asset Value;

          (k) Investment in Hospital Affiliates Development Corporation and Windrose Medical Properties Management, L.L.C.;

          (l) Investments in Subsidiaries of Borrower which are engaged in businesses described in Section 8.3(h), (i) and (j), subject to the limits therein; and

          (m) Investments in Subsidiaries of Borrower which provided property management services to properties of Borrower, its Subsidiaries or other Persons.

For the purposes of this Section 8.3, the Investment of Borrower, the Guarantor and any of their respective Subsidiaries and any Unconsolidated Affiliate shall be included and shall be based on such Person's pro rata share of the investment of such Unconsolidated Affiliate.

     Section 8.4 MERGER, CONSOLIDATION. The Borrower and the Guarantor will not, and will not permit their respective Subsidiaries to, become a party to any dissolution, liquidation, disposition of all or substantially all of its assets or business, merger, reorganization, consolidation or other business combination, in each case without the prior written consent of the Majority Banks, except for (i) the merger or consolidation of two or more Subsidiaries of the Borrower, and (ii) the merger or consolidation of one or more of the Subsidiaries of the Borrower with and into the Borrower where the Borrower is the sole surviving entity. The foregoing (subject to Section 8.7) shall not prohibit the sale of assets by Subsidiaries of Borrower in the ordinary course of business and the dissolution of Subsidiaries of Borrower which have no assets or which are inactive.

     Section 8.5 SALE AND LEASEBACK. None of the Borrower, the Guarantor nor any of their respective Subsidiaries will enter into any arrangement, directly or indirectly, whereby such Person shall sell or transfer any Property owned by it in order that then or thereafter such Person shall lease back such Real Estate.

     Section 8.6 DISTRIBUTIONS. Neither the Borrower nor the Guarantor shall make any Distributions which would cause it to violate any of the following covenants:

          (a) The Borrower shall not pay any Distribution to its partners if such Distribution is in excess of the amount which, when added to the amount of all other Distributions paid in the same fiscal quarter and the preceding three
(3) fiscal quarters would exceed one hundred percent (100%) of its Funds from Operations for the four (4) consecutive fiscal quarters ending prior to the quarter in which such Distribution is paid.

          (b) In the event that an Event of Default shall have occurred and be continuing, neither the Borrower nor the Guarantor shall make any Distributions other than the minimum Distributions by the Borrower to the Guarantor and by the Guarantor required under the Code to maintain the REIT Status of the Guarantor, as evidenced by a certification of the chief financial officer of the Guarantor containing calculations in reasonable detail satisfactory in form and substance to Agent.

          (c) Notwithstanding the foregoing, at any time when an Event of Default under Section 12.1(a), (b), (g), (h) or (i) shall have occurred and be continuing, or any other Event of Default shall have occurred and the maturity of the Obligations has been accelerated, neither the Borrower nor the Guarantor shall make any Distributions whatsoever, directly or indirectly.

     Section 8.7 DISPOSITIONS AND PLEDGES OF ACQUISITION PORTFOLIO.

          (a) Borrower shall not permit the sale, transfer, assignment, conveyance, option or other disposition of, or any mortgage, hypothecation, encumbrance, financing or refinancing of any Real Estate included in the Acquisition Portfolio (a "Transfer") unless each of the following terms and conditions are satisfied: (i) the Borrower shall deliver to Agent written notice of its desire to effectuate such Transfer no later than three (3) Business Days prior to the date on which such Transfer is to be effected; and (ii) the Borrower shall submit to the Agent with such notice a Compliance Certificate prepared using the financial statements of the Guarantor originally provided or required to be provided to the Agent under Section 6.4 or Section 7.4 adjusted in the best good faith estimate of the Guarantor to give effect to the proposed Transfer and demonstrating that no Default or Event of Default shall exist after giving effect to such Transfer. In the event that a Default or Event of Default would arise as a result of such Transfer, Borrower shall be permitted to make such Transfer provided that immediately following such Transfer Borrower makes a prepayment of the principal of the Loans in an amount sufficient to prevent such Default or Event of Default from arising. The foregoing provision shall not prohibit the leasing of space within the Acquisition Portfolio to tenants in the ordinary course of business.

          (b) Except as permitted in Section 8.6(a), Borrower shall not, directly or indirectly or by operation of law, sell, transfer, assign, dispose of, pledge, convey, option, mortgage, hypothecate or encumber any of its direct or indirect interest in the Acquisition Portfolio, nor shall Borrower take or permit to be taken any action which could result in the reduction, cancellation, dilution, diminution, conversion or withdrawal of any direct or indirect interest of Borrower in the Acquisition Portfolio.

Section 9. FINANCIAL COVENANTS.

     The Borrower and the Guarantor covenant and agree that, so long as any Loan or Note is outstanding or any Bank has any obligation to make any Loans it will comply with the following at all times:

     Section 9.1 CONSOLIDATED TOTAL LIABILITIES TO GROSS ASSET VALUE. The Borrower and the Guarantor will not permit the ratio of the Consolidated Total Liabilities of the Guarantor and its Subsidiaries to the Gross Asset Value of the Guarantor and its Subsidiaries to exceed 0.75 to 1; provided, however, that unless prior to June 6, 2006 the Agent shall have confirmed in writing its receipt of copies of effective amendments or waivers to the Revolving Credit Agreement as Agent may deem necessary to the effect that through the Maturity Date, as extended pursuant to Section 2.8, a "Leverage Ratio" (as defined in the Revolving Credit Agreement) of 75% shall not constitute a default or event of default under the Revolving Credit Agreement, then commencing on June 6, 2006 and continuing thereafter, Borrower and Guarantor shall not permit such ratio to exceed 0.60 to 1.

     Section 9.2 INTEREST COVERAGE. The Borrower and the Guarantor will not permit the ratio of (a) Adjusted EBITDA of the Guarantor and its Subsidiaries to be less than 1.75 times (b) the Interest Expense of the Guarantor and its Subsidiaries for the most recently completed fiscal quarter, annualized.

     Section 9.3 FIXED CHARGE COVERAGE. The Borrower and the Guarantor will not permit the ratio of (a) the Adjusted EBITDA of the Guarantor and its Subsidiaries to be less than 1.5 times (b) the Fixed Charges of the Guarantor and its Subsidiaries for the most recently completed fiscal quarter, annualized.

     Section 9.4 CONSOLIDATED TANGIBLE NET WORTH. The Guarantor will not permit its Consolidated Tangible Net Worth to be less than the sum of (a) $180,000,000 plus (b) eighty-five percent (85%) of any net proceeds received by the Guarantor or Borrower after the date of this Agreement in connection with any Equity Offering.

     Section 9.5 VARIABLE RATE DEBT. The Borrower and the Guarantor will not permit more than fifty (50) percent (50%) of the Consolidated Indebtedness of the Guarantor and its Subsidiaries to be Variable Rate Debt that is not hedged by an interest rate cap, swap, collar or similar agreement providing interest rate protection reasonably satisfactory to Agent.

     Section 9.6 LEVERAGE OF THE ACQUISITION PORTFOLIO. The Borrower and the Guarantor shall not permit (a) the sum of (i) the Loans plus (ii) the principal indebtedness secured directly or indirectly by the Real Estate (including any equity interests in Persons directly or indirectly owning such Real Estate) included within the Acquisition Portfolio which has been acquired directly or indirectly by Borrower to exceed (b) the acquisition cost of the Real Estate or equity interests in Persons owning such Real Estate included within the Acquisition Portfolio which has been acquired directly or indirectly by Borrower.

Section 10. CLOSING CONDITIONS.

     The obligation of the Agent and the Banks to make the Loans to the Borrower is subject to the satisfaction of the following conditions precedent:

     Section 10.1 LOAN DOCUMENTS. The Borrower, the Guarantor and their respective Subsidiaries shall have duly executed and delivered to the Agent, each of the Loan Documents to which such Person is a party, each of which shall be in full force and effect and shall be in form and substance satisfactory to the Agent.

     Section 10.2 CERTIFIED COPIES OF ORGANIZATIONAL DOCUMENTS. The Agent shall have received from the Borrower a copy, certified as of a recent date by the appropriate officer of each State in which the Borrower and the Guarantor is organized and a duly authorized partner, member or officer of such Person, as applicable, to be true and complete, of the partnership agreement, corporate charter, declaration of trust or other organization documents of the Borrower and the Guarantor, as applicable, or its qualification to do business, as applicable, as in effect on such date of certification.

     Section 10.3 RESOLUTIONS. All action on the part of the Borrower and the Guarantor, as applicable, necessary for the valid execution, delivery and performance by such Person of this Agreement and the other Loan Documents to which such Person is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Agent shall have been provided to the Agent. The Agent shall have received from Borrower and the Guarantor true copies of the resolutions adopted by their respective boards of directors authorizing the transactions described herein, certified by their respective secretary as of a recent date to be true and complete.

     Section 10.4 INCUMBENCY CERTIFICATE; AUTHORIZED SIGNERS. The Agent shall have received incumbency certificates, dated as of the date of this Agreement, signed by a duly authorized officer, member or partner of the Borrower and the Guarantor, and giving the name and bearing a specimen signature of each individual who shall be authorized to sign, in the name and on behalf of such Person, each of the Loan Documents to which such Person is or is to become a party. The Agent shall have also received from the Borrower a certificate, dated as of the date of this Agreement, signed by a duly authorized officer of the Borrower and giving the name and specimen signature of each individual who shall be authorized to make Loan and Conversion Requests and to give notices and to take other action on behalf of the Borrower under the Loan Documents.

     Section 10.5 OPINION OF COUNSEL. The Agent shall have received a favorable opinion addressed to the Banks and the Agent and dated as of the date of this Agreement, in form and substance satisfactory to the Banks and the Agent, from counsel of the Borrower and the Guarantor, as to such matters as the Agent shall reasonably request.

     Section 10.6 PAYMENT OF FEES. The Borrower shall have paid to the Agent the fees payable pursuant to Section 4.2.

     Section 10.7 PERFORMANCE; NO DEFAULT. The Borrower and the Guarantor shall have performed and complied with all terms and conditions herein required to be performed or complied with by it on or prior to the Closing Date, and on the Closing Date there shall exist no Default or Event of Default.

     Section 10.8 REPRESENTATIONS AND WARRANTIES. The representations and warranties made by the Borrower and the Guarantor in the Loan Documents or otherwise made by or on behalf of the Borrower and the Guarantor or any of their respective Subsidiaries in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the Closing Date.

     Section 10.9 PROCEEDINGS AND DOCUMENTS. All proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory to the Agent and the Agent's Special Counsel in form and substance, and the Agent shall have received all information and such counterpart originals or certified copies of such documents and such other certificates, opinions or documents as the Agent and the Agent's Special Counsel may reasonably require.

     Section 10.10 COMPLIANCE CERTIFICATE. A Compliance Certificate dated as of the date of this Agreement demonstrating compliance with each of the covenants calculated therein as of the most recent fiscal quarter end for which the Borrower and the Guarantor have provided financial statements under Section 6.4 adjusted in the best good faith estimate of the Borrower or the Guarantor, as applicable, shall have been delivered to the Agent.

     Section 10.11 STOCKHOLDER AND PARTNER CONSENTS. The Agent shall have received evidence satisfactory to the Agent that all necessary stockholder, partner or other similar consents required in connection with the consummation of the transactions contemplated by this Agreement and the other Loan Documents have been obtained.

     Section 10.12 MODIFICATION OF REVOLVING CREDIT AGREEMENT. The Agent shall have received copies of effective amendments or waivers to the Revolving Credit Agreement as Agent may deem necessary so that the consummation of the transactions contemplated by this Agreement do not give rise to a default or event of default under the Revolving Credit Agreement.

     Section 10.13 ACQUISITION PORTFOLIO; DETERMINATION OF ACQUISITION COST. The Agent shall have received evidence satisfactory to the Agent that fee simple title (or leasehold interest under a long-term mortgageable ground lease) to each of the Fee Properties and ownership of 100% of the equity interests and Voting Interests in the Persons owning fee simple title to the Equity Interest Properties being acquired by Borrower, if any, with proceeds of the Loan are being conveyed to Borrower or Wholly Owned Subsidiaries of Borrower contemporaneously with the advance of proceeds of the Loan (or if Borrower or a Wholly-Owned Subsidiary of Borrower has previously acquired such properties within the Acquisition Portfolio, Borrower shall provide evidence thereof satisfactory to Agent).

     Section 10.14 OTHER. The Agent shall have reviewed such other documents, instruments, certificates, opinions, assurances, consents and approvals as the Agent or the Agent's Special Counsel may reasonably have requested.

Section 11. CONDITIONS TO ALL BORROWINGS.

     The obligations of the Banks to make any Loan shall also be subject to the satisfaction of the following conditions precedent:

     Section 11.1 PRIOR CONDITIONS SATISFIED. All conditions set forth in
Section 10 shall continue to be satisfied as of the date upon which any Loan is to be made.

     Section 11.2 REPRESENTATIONS TRUE; NO DEFAULT. Each of the representations and warranties made by or on behalf of the Borrower and the Guarantor contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true as of the date as of which they were made and shall also be true at and as of the time of the making of such Loan, with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or permitted by this Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and except to the extent that such representations and warranties relate expressly to an earlier date) and no Default or Event of Default shall have occurred and be continuing.

     Section 11.3 BORROWING DOCUMENTS. In the case of any request for a Loan, the Agent shall have received a copy of the Loan Request for a Loan required by
Section 2.5 in the form of Exhibit B hereto, fully completed.

     Section 11.4 FUNDING DEADLINE. The Borrower shall have satisfied all requirements to the funding of the Loan such that the Loan shall be funded before the Funding Deadline.

Section 12. EVENTS OF DEFAULT; ACCELERATION; ETC.

     Section 12.1 EVENTS OF DEFAULT AND ACCELERATION. If any of the following events ("Events of Default" or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, "Defaults") shall occur:

          (a) the Borrower shall fail to pay any principal of the Loans when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

          (b) the Borrower shall fail to pay any interest on the Loans, or any other fees or sums due hereunder or under any of the other Loan Documents, within five (5) days of when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

          (c) the Borrower and the Guarantor shall fail to comply with any covenant contained in Section 8 or Section 9.

          (d) the Borrower or the Guarantor or any of their respective Subsidiaries shall fail to perform any other material term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified in this Section 12), and such failure shall continue for thirty
(30) days after written notice thereof shall have been given to the Borrower by the Agent;

          (e) any representation or warranty made by or on behalf of the Borrower or the Guarantor in this Agreement or any other Loan Document, or in any report, certificate, financial statement, request for a Loan, or in any other document or instrument delivered pursuant to or in connection with this Agreement, any advance of a Loan or any of the other Loan Documents shall prove to have been false or misleading in any material respect upon the date when made or deemed to have been made or repeated;

          (f) the Borrower, the Guarantor or any of their respective Subsidiaries shall fail to pay at maturity, or within any applicable period of grace, any obligation for borrowed money or credit received or other Indebtedness, or fail to observe or perform any term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing any such borrowed money or credit received or other Indebtedness for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof or require the prepayment or purchase thereof; provided, however, that the events described in this Section 12.1(f) shall not constitute an Event of Default unless such failure to perform, together with other failures to perform as described in this Section 12.1(f), involve singly or in the aggregate obligations for borrowed money or credit received totaling in excess of $10,000,000.00;

          (g) the Borrower, the Guarantor or any of their respective Subsidiaries, (i) shall make an assignment for the benefit of creditors, or admit in writing its general inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of any such Person or of any substantial part of the assets of any thereof, (ii) shall commence any case or other proceeding relating to any such Person under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or
(iii) shall take any action to authorize or in furtherance of any of the foregoing;

          (h) a petition or application shall be filed for the appointment of a trustee or other custodian, liquidator or receiver of any of the Borrower, the Guarantor or any of their respective Subsidiaries or any substantial part of the assets of any thereof, or a case or other proceeding shall be commenced against any such Person under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, and any such Person shall indicate its approval thereof, consent thereto or acquiescence therein or such petition, application, case or proceeding shall not have been dismissed within sixty (60) days following the filing or commencement thereof;

          (i) a decree or order is entered appointing any trustee, custodian, liquidator or receiver or adjudicating any of the Borrower, the Guarantor or any of their respective Subsidiaries bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any such Person in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

          (j) there shall remain in force, undischarged, unsatisfied and unstayed, for more than (60) days, whether or not consecutive, any uninsured final judgment against any of the Borrower, the Guarantor or any of their respective Subsidiaries that, with other outstanding uninsured final judgments, undischarged, against such Persons exceeds in the aggregate $10,000,000.00;

          (k) any of the Loan Documents shall be canceled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Banks, or any action at law, suit in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of the Borrower, the Guarantor, any of their respective Subsidiaries or any of their respective holders of Voting Interests, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

          (l) any dissolution, termination, partial or complete liquidation, merger or consolidation of the Borrower or the Guarantor or any of their respective Subsidiaries or any sale, transfer or other disposition of the assets of the Borrower or any of its Subsidiaries other than as permitted under the terms of this Agreement or the other Loan Documents;

          (m) any suit or proceeding shall be filed against the Borrower, the Guarantor or any of their respective Subsidiaries or any of their respective assets which in the good faith business judgment of the Majority Banks after giving consideration to the likelihood of success of such suit or proceeding and the availability of insurance to cover any judgment with respect thereto and based on the information available to them if adversely determined, could reasonably be expected to have a Material Adverse Effect and such suit or proceeding is not dismissed within sixty (60) days following the filing or commencement thereof;

          (n) the Borrower, the Guarantor, any of their respective Subsidiaries or any Person so connected with any of them shall be indicted for a federal crime, a punishment for which could include the forfeiture of any assets of such Person;

          (o) with respect to any Guaranteed Pension Plan, an ERISA Reportable Event shall have occurred and the Majority Banks shall have determined in their reasonable discretion that such event reasonably could be expected to result in liability of the Borrower, Guarantor or any of their respective Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $1,000,000 and such event in the circumstances occurring reasonably could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan; or a trustee shall have been appointed by the United States District Court to administer such Plan or the PBGC shall have instituted proceedings to terminate such Guaranteed Pension Plan;

          (p) the Guarantor denies that it has any liability or obligation under the Guaranty or any other Loan Document or shall notify the Agent or any of the Banks of such Guarantor's intention to attempt to cancel or terminate the Guaranty or any other Loan Document, or shall fail to observe or comply with any term, covenant, condition or agreement under the Guaranty or any other Loan Document beyond any applicable cure period;

          (q) a Change of Control shall occur;

          (r) (i) any event shall occur which, with the passage of time or the giving of notice or both, may become an "Event of Default" (as defined in the Revolving Credit Agreement) and the same is not cured within any applicable grace or notice and cure period provided in the Revolving Credit Agreement, or
(ii) any "Event of Default" (as defined in the Revolving Credit Agreement) shall occur; or

          (s) any Event of Default, as defined in any of the other Loan Documents, shall occur.

then, and in any such event, the Agent may, and upon the request of the Majority Banks shall, by notice in writing to the Borrower declare all amounts owing with respect to this Agreement, the Notes, and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of any Event of Default specified in Section 12.1(g), Section 12.1(h) or Section 12.1(i), all such amounts shall become immediately due and payable automatically and without any requirement of presentment, demand, protest or other notice of any kind from any of the Banks or the Agent.

     Section 12.2 LIMITATION OF CURE PERIODS. Notwithstanding the provisions of subsections (b) and (d) of Section 12.1, the cure periods provided therein shall not be allowed and the occurrence of a Default thereunder immediately shall constitute an Event of Default for all purposes of this Agreement and the other Loan Documents if, within the period of six (6) months immediately preceding the occurrence of such Default, there shall have occurred two periods of cure or portions thereof under any one or more than one of said subsections.

     Section 12.3 REMEDIES. In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Banks shall have accelerated the maturity of the Loans pursuant to Section 12.1, the Agent on behalf of the Banks may, and upon the request of the Majority Banks shall, proceed to protect and enforce their rights and remedies under this Agreement, the Notes or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, including to the full extent permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right. No remedy herein conferred upon the Agent or the holder of any Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law. In the event that all or any portion of the Obligations is collected by or through an attorney-at-law, the Borrower shall pay all costs of collection including, but not limited to, reasonable attorneys' fees.

     Section 12.4 DISTRIBUTION OF PROCEEDS. In the event that, following the occurrence or during the continuance of any Event of Default, any monies are received in connection with the enforcement of any of the Loan Documents, such monies shall be distributed for application as follows:

          (a) First, to the payment of, or (as the case may be) the reimbursement of, the Agent for or in respect of all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Agent in connection with the collection of such monies by the Agent, for the exercise, protection or enforcement by the Agent of all or any of the rights, remedies, powers and privileges of the Agent under this Agreement or any of the other Loan Documents or in support of any provision of adequate indemnity to the Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Agent to such monies;

          (b) Second, to all other Obligations in such order or preference as the Majority Banks shall determine; provided, however, that Obligations owing to the Banks with respect to each type of Obligation such as interest, principal, fees and expenses, shall be made among the Banks pro rata; and provided, further that the Majority Banks may in their discretion make proper allowance to take into account any Obligations not then due and payable; and

          (c) Third, the excess, if any, shall be returned to the Borrower or to such other Persons as are entitled thereto.

Section 13. SETOFF.

     Regardless of the adequacy of any collateral, during the continuance of any Event of Default, any deposits (general or specific, time or demand, provisional or final, regardless of currency, maturity, or the branch of where such deposits are held) or other sums credited by or due from any of the Banks to the Borrower or the Guarantor and any securities or other property of the Borrower or the Guarantor in the possession of such Bank may be applied to or set off against the payment of Obligations of such Person and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of such Person to such Bank; provided that no Bank shall exercise such right of setoff without the prior approval of the Agent. Each of the Banks agrees with each other Bank that if such Bank shall receive from the Borrower or Guarantor, whether by voluntary payment, exercise of the right of setoff, or otherwise, and shall retain and apply to the payment of the Note or Notes held by such Bank any amount in excess of its ratable portion of the payments received by all of the Banks with respect to the Notes held by all of the Banks, such Bank will make such disposition and arrangements with the other Banks with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Bank receiving in respect of the Notes held by it its proportionate payment as contemplated by this Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Bank, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

Section 14. THE AGENT.

     Section 14.1 AUTHORIZATION. The Agent is authorized to take such action on behalf of each of the Banks and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agent, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent. The obligations of Agent hereunder are primarily administrative in nature, and nothing contained in this Agreement, or any of the other Loan Documents shall be construed to constitute the Agent as a trustee for any Bank or to create an agency or fiduciary relationship. Agent shall act as the contractual representative of the Banks hereunder, and notwithstanding the use of the term "Agent", it is understood and agreed that the Agent shall not have any fiduciary duties or responsibilities to any Bank by reason of this Agreement or any other Loan Document and is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. The Borrower and any other Person shall be entitled to conclusively rely on a statement from the Agent that it has the authority to act for and bind the Banks pursuant to this Agreement and the other Loan Documents.

     Section 14.2 EMPLOYEES AND AGENTS. The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Agreement and the other Loan Documents. The Agent may utilize the services of such Persons as the Agent may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrower.

     Section 14.3 NO LIABILITY. Neither the Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent, or employee thereof, shall be liable for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, shall be liable for losses due to its willful misconduct or gross negligence. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Banks, unless the Agent has received notice from a Bank or the Borrower referring to the Loan Documents and describing with reasonable specificity such Default or Event of Default and stating that such notice is a "notice of default".

     Section 14.4 NO REPRESENTATIONS. The Agent shall not be responsible for the execution or validity or enforceability of this Agreement, the Notes, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein, or any agreement, instrument or certificate delivered in connection therewith or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Borrower or the Guarantor, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any other of the Loan Documents. The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower or the Guarantor or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete. The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Banks, with respect to the creditworthiness or financial condition of the Borrower, the Guarantor or any of their respective Subsidiaries. Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank, based upon such information and documents as it deems appropriate at the time, continue to make its own credit analysis and decisions in taking or not taking action under this Agreement and the other Loan Documents. Agent's Special Counsel has only represented Agent and KeyBank in connection with the Loan Documents and the only attorney-client relationship or duty of care is between Agent's Special Counsel and Agent or KeyBank. Each Bank has been independently represented by separate counsel on all matters regarding the Loan Documents.

     Section 14.5 PAYMENTS.

          (a) A payment by the Borrower or the Guarantor to the Agent hereunder or under any of the other Loan Documents for the account of any Bank shall constitute a payment to such Bank. The Agent agrees to distribute to each Bank not later than one Business Day after the Agent's receipt of good funds, determined in accordance with the Agent's customary practices, such Bank's pro rata share of payments received by the Agent for the account of the Banks except as otherwise expressly provided herein or in any of the other Loan Documents. In the event that the Agent fails to distribute such amounts within one Business Day as provided above, the Agent shall pay interest on such amount at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.

          (b) If in the opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

          (c) Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, any Bank that fails (i) to make available to the Agent its pro rata share of any Loan, (ii) to comply with the provisions of Section 13 with respect to making dispositions and arrangements with the other Banks, where such Bank's share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Banks, in each case as, when and to the full extent required by the provisions of this Agreement, or (iii) to perform any other obligation within the time period specified for performance, or if no time period is specified, if such failure continues for a period of five (5) Business Days after notice from the Agent, shall be deemed delinquent (a "Delinquent Bank") and shall be deemed a Delinquent Bank until such time as such delinquency is satisfied. In addition to the rights and remedies that may be available to the Agent at law and in equity, a Delinquent Bank's right to participate in the administration of the Loan Documents, including, without limitation, any rights to consent to or direct any action or inaction of the Agent pursuant to this Agreement or otherwise, or to be taken into account in the calculation of Majority Banks or any matter requiring approval of all of the Banks, shall be suspended while such Bank is a Delinquent Bank. A Delinquent Bank shall be deemed to have assigned any and all payments due to it from the Borrower and the Guarantor, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining nondelinquent Banks for application to, and reduction of, their respective pro rata shares of all outstanding Loans. The Delinquent Bank hereby authorizes the Agent to distribute such payments to the nondelinquent Banks in proportion to their respective pro rata shares of all outstanding Loans. The provisions of this Section shall apply and be effective regardless of whether an Event of Default occurs and is then continuing, and notwithstanding (i) any other provision of this Agreement to the contrary or (ii) any instruction of Borrower as to its desired application of payments. The Agent shall be entitled to (i) withhold or set off, and to apply to the payment of the obligations of any Delinquent Bank any amounts to be paid to such Delinquent Bank under this Agreement, (ii) to collect interest from such Bank for the period from the date on which the payment was due at the rate per annum equal to the Federal Funds Effective Rate plus two percent (2%), for each day during such period, and (iii) bring an action or suit against such Delinquent Bank in a court of competent jurisdiction to recover the defaulted obligations of such Delinquent Bank. A Delinquent Bank shall be deemed to have satisfied in full a delinquency


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

when and if, as a result of application of the assigned payments to all outstanding Loans of the nondelinquent Banks or as a result of other payments by the Delinquent Banks to the nondelinquent Banks, the Banks' respective pro rata shares of all outstanding Loans have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.

     Section 14.6 HOLDERS OF NOTES. Subject to the terms of Article 18, the Agent may deem and treat the payee of any Note as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

     Section 14.7 INDEMNITY. The Banks ratably agree hereby to indemnify and hold harmless the Agent from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Agent has not been reimbursed by the Borrower as required by Section 15), and liabilities of every nature and character arising out of or related to this Agreement, the notes or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Agent's actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Agent's willful misconduct or gross negligence.

     Section 14.8 AGENT AS BANK. In its individual capacity, the Bank acting as the Agent shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Loans made by it, and as the holder of any of the Notes as it would have were it not also the Agent.

     Section 14.9 RESIGNATION. Subject to the terms of Section 18.1, the Agent may resign at any time by giving 30 calendar days' prior written notice thereof to the Banks and the Borrower. Upon any such resignation, the Majority Banks, subject to the terms of Section 18.1, shall have the right to appoint as a successor Agent any Bank or any bank whose senior debt obligations are rated not less than "A" or its equivalent by Moody's Investors Service, Inc. or not less than "A" or its equivalent by Standard & Poor's corporation and which has a net worth of not less than $500,000,000. Unless an Event of Default shall have occurred and be continuing, such successor Agent shall be reasonably acceptable to the Borrower. If no successor Agent shall have been appointed and shall have accepted such appointment within thirty (30) days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a bank whose debt obligations are rated not less than "A" or its equivalent by Moody's Investors Service, Inc. or not less than "A" or its equivalent by Standard & Poor's Corporation and which has a net worth of not less than $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder as Agent. After any retiring Agent's resignation, the provisions of this Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent. Upon any change in the Agent under this Agreement, the resigning Agent shall execute such assignments of and amendments to the Loan Documents as may be necessary to substitute the successor Agent for the resigning Agent.

     Section 14.10 DUTIES IN THE CASE OF ENFORCEMENT. In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Agent may and, if so requested by the Majority Banks and the Banks have provided to the Agent such additional indemnities and assurances in accordance with their respective Commitment Percentages against expenses and liabilities as the Agent may reasonably request, shall proceed to exercise all or any legal and equitable and other rights or remedies as it may have. The Majority Banks may direct the Agent in writing as to the method and the extent of any such exercise, the Banks hereby agreeing to indemnify and hold the Agent harmless in accordance with their respective Commitment Percentages from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, provided that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent's compliance with such direction to be unlawful in any applicable jurisdiction or commercially unreasonable under the Uniform Commercial Code as enacted in any applicable jurisdiction.

     Section 14.11 BANKRUPTCY. In the event a bankruptcy or other insolvency proceeding is commenced by or against Borrower or the Guarantor with respect to the Obligations, the Agent shall have the sole and exclusive right to file and pursue a joint proof claim on behalf of all Banks. Any votes with respect to such claims or otherwise with respect to such proceedings shall be subject to the vote of the Majority Banks or all of the Banks as required by this Agreement. Each Bank irrevocably waives its right to file or pursue a separate proof of claim in any such proceedings unless Agent fails to file such claim within thirty (30) days after receipt of written notice from the Banks requesting that Agent file such proof of claim.

     Section 14.12 APPROVALS. If consent is required for some action under this Agreement, or except as otherwise provided herein an approval of the Banks or the Majority Banks is required or permitted under this Agreement, each Bank agrees to give the Agent, within ten (10) days of receipt of the request for action together with all reasonably requested information related thereto (or such lesser period of time required by the terms of the Loan Documents), notice in writing of approval or disapproval (collectively "Directions") in respect of any action requested or proposed in writing pursuant to the terms hereof. To the extent that any Bank does not approve any recommendation of Agent, such Bank shall in such notice to Agent describe the actions that would be acceptable to such Bank. If consent is required for the requested action, any Bank's failure to respond to a request for Directions within the required time period shall be deemed to constitute a Direction to take such requested action. In the event that any recommendation is not approved by the requisite number of Banks and a subsequent approval on the same subject matter is requested by Agent, then for the purposes of this paragraph each Bank shall be required to respond to a request for Directions within five (5) Business Days of receipt of such request. Agent and each Bank shall be entitled to assume that any officer of the other Banks delivering any notice, consent, certificate or other writing is authorized to give such notice, consent, certificate or other writing unless Agent and such other Banks have otherwise been notified in writing.

     Section 14.13 BORROWER NOT BENEFICIARY. Except for the provisions of
Section 14.9 relating to the appointment of a successor Agent, the provisions of this Section 14 are solely for the benefit of the Agent and the Banks, may not be enforced by Borrower or the Guarantor, and except for the provisions of
Section 14.9, may be modified or waived without the approval or consent of Borrower and Guarantor.

Section 15. EXPENSES.

     The Borrower agrees to pay (a) the reasonable costs of producing and reproducing this Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) any taxes (including any interest and penalties in respect thereto) payable by the Agent or any of the Banks (other than taxes based upon the Agent's or any Bank's gross or net income), including any recording, mortgage, documentary or intangibles taxes in connection with the Loan Documents, or other taxes payable on or with respect to the transactions contemplated by this Agreement, including any such taxes payable by the Agent or any of the Banks after the Closing Date (the Borrower hereby agreeing to indemnify the Agent and each Bank with respect thereto), (c) the reasonable fees, expenses and disbursements of the counsel to the Agent and any local counsel to the Agent incurred in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein (excluding, however, the preparation of agreements evidencing participation granted under Section 18.4), each closing hereunder, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (d) the reasonable fees, expenses and disbursements of the Agent incurred by the Agent in connection with the preparation or interpretation of the Loan Documents and other instruments mentioned herein, and the making of each advance hereunder, (e) all reasonable expenses (including reasonable attorneys' fees and costs, and the fees and costs of appraisers, engineers, investment bankers or other experts retained by any Bank or the Agent) incurred by any Bank or the Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower or Guarantor or the administration thereof after the occurrence of a Default or Event of Default and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to the Agent's or any of the Bank's relationship with the Borrower or Guarantor, (f) all reasonable fees, expenses and disbursements of the Agent incurred in connection with UCC searches, UCC filings, title rundowns or title searches, (g) all reasonable fees, expenses and disbursements (including reasonable attorneys' fees and costs), which may be incurred by KeyBank and the Agent in connection with the execution and delivery of this Agreement and the other Loan Documents, and (h) all expenses relating to the use of Intralinks, SyndTrak or any other similar system for the dissemination and sharing of documents and information. The covenants of this Section 15 shall survive payment or satisfaction of payment of amounts owing with respect to the Notes.

Section 16. INDEMNIFICATION.

     The Borrower and the Guarantor, jointly and severally, agree to indemnify and hold harmless the Agent, the Banks and the Arranger and each director, officer, employee, agent and Person who controls the Agent or any Bank from and against any and all claims, actions and suits, whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of or relating to this Agreement or any of the other Loan Documents or the transactions contemplated hereby and thereby including, without limitation, (a) any leasing fees and any brokerage, finders or similar fees asserted against any Person indemnified under this Section 16 based upon any agreement, arrangement or action made or taken, or alleged to have been made or taken, by the Borrower and the Guarantor, (b) any condition of any of the Real Estate, (c) any actual or proposed use by the Borrower or Guarantor of the proceeds of any of the Loans, (d) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of any of the Borrower, Guarantor or any of their respective Subsidiaries, (e) the Borrower and Guarantor entering into or performing this Agreement or any of the other Loan Documents, (f) any actual or alleged violation of any law, ordinance, code, order, rule, regulation, approval, consent, permit or license relating to the Real Estate, (g) any use of Intralinks, SyndTrak or any other system for the dissemination and sharing of documents and information, and (h) with respect to the Borrower, Guarantor and their respective Subsidiaries and their respective properties and assets, the violation of any Environmental Law, the release or threatened release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to claims with respect to wrongful death, personal injury or damage to property), in each case including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding; provided, however, that neither the Borrower nor the Guarantor shall be obligated under this Section 16 to indemnify any Person for liabilities arising from such Person's own gross negligence or willful misconduct. In litigation, or the preparation therefor, the Banks, the Agent and the Arranger shall be entitled to select a single nationally recognized law firm as their own counsel and, in addition to the foregoing indemnity, the Borrower and the Guarantor agree to pay promptly the reasonable fees and expenses of such counsel. If, and to the extent that the obligations of the Borrower and the Guarantor under this
Section 16 are unenforceable for any reason, the Borrower and the Guarantor hereby agree to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The provisions of this Section 16 shall survive the repayment of the Loans and the termination of the obligations of the Banks hereunder.


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

Section 17. SURVIVAL OF COVENANTS, ETC.

     All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower, the Guarantor or any of their respective Subsidiaries pursuant hereto or thereto shall be deemed to have been relied upon by the Banks and the Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Banks of any of the Loans, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Agreement or the Notes or any of the other Loan Documents remains outstanding or any Bank has any obligation to make any Loans. The indemnification obligations of the Borrower and the Guarantor provided herein and the other Loan Documents shall survive the full repayment of amounts due and the termination of the obligations of the Banks hereunder and thereunder to the extent provided herein and therein. All statements contained in any certificate or other paper delivered to any Bank or the Agent at any time by or on behalf of the Borrower, Guarantor or any of their respective Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by such Person hereunder.

Section 18. ASSIGNMENT AND PARTICIPATION.

     Section 18.1 CONDITIONS TO ASSIGNMENT BY BANKS. Except as provided herein, each Bank may assign to one or more banks or other entities all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Loans at the time owing to it, and the Notes held by it); provided that (a) the Agent and, provided no Event of Default exists, the Borrower shall have given its prior written consent to such assignment, which consent shall not be unreasonably withheld (provided that such consent shall not be required for any assignment to another Bank, to a bank which is under common control with the assigning Bank or to a wholly-owned Subsidiary of such Bank provided that such assignee shall remain a wholly-owned Subsidiary of such Bank), (b) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Bank's rights and obligations under this Agreement, (c) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined), a notice of such assignment in the form reasonably required by Agent, together with any Notes subject to such assignment, (d) in no event shall any assignment be to any Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by, the Borrower or Guarantor or any of their respective Subsidiaries, (e) such assignee shall acquire an interest in the Loans of not less than $5,000,000, and (f) the assignor shall assign its entire interest in the Loans or retain an interest in the Loans of not less than $5,000,000. Upon such execution, delivery, acceptance and recording, of such notice of assignment, (i) the assignee thereunder shall be a party hereto and all other Loan Documents executed by the Banks and, to the extent provided in such assignment, have the rights and obligations of a Bank hereunder, and (ii) the assigning Bank shall, to the extent provided in such assignment and upon payment to the Agent of the registration fee referred to in Section 18.2, be released from its obligations under this Agreement. In connection with each assignment, the assignee shall represent and warrant to the Agent, the assignor and each other Bank as to whether such assignee is controlling, controlled by, under common control with or is not otherwise free from influence or control by, the Borrower, Guarantor or any of their respective Subsidiaries.

     Section 18.2 REGISTER. The Agent shall maintain a copy of each assignment delivered to it and a register or similar list (the "Register") for the recordation of the names and addresses of the Banks and the Commitment Percentages of, and principal amount of the Loans owing to the Banks from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the

Borrower and the Banks at any reasonable time and from time to time upon reasonable prior notice. Upon each such recordation, the assigning Bank agrees to pay to the Agent a registration fee in the sum of $3,500.

     Section 18.3 NEW NOTES. Upon its receipt of an assignment executed by the parties to such assignment, together with each Note subject to such assignment, the Agent shall (a) record the information contained therein in the Register, and (b) give prompt notice thereof to the Borrower and the Banks (other than the assigning Bank). Within five (5) Business Days after receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Agent, in exchange for each surrendered Note, a new Note to the order of such assignee in an amount equal to the amount assumed by such assignee pursuant to such assignment and, if the assigning Bank has retained some portion of its obligations hereunder, a new Note to the order of the assigning Bank in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such assignment and shall otherwise be in substantially the form of the assigned Notes. The surrendered Notes shall be canceled and returned to the Borrower.

     Section 18.4 PARTICIPATIONS. Each Bank may sell participations to one or more banks or other entities in all or a portion of such Bank's rights and obligations under this Agreement and the other Loan Documents; provided that (a) any such sale or participation shall not affect the rights and duties of the selling Bank hereunder to the Borrower, (b) such participation shall not entitle such participant to any rights or privileges under this Agreement or any Loan Documents, including without limitation, the right to approve waivers, amendments or modifications, (c) such participant shall have no direct rights against the Borrower or Guarantor except the rights granted to the Banks pursuant to Section 13, (d) such sale is effected in accordance with all applicable laws, and (e) such participant shall not be a Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by the Borrower, the Guarantor or any of their respective Subsidiaries. Any Bank which sells a participation shall promptly notify the Agent of such sale and the identity of the purchaser of such interest.

     Section 18.5 PLEDGE BY BANK. Any Bank may at any time pledge all or any portion of its interest and rights under this Agreement (including all or any portion of its Note) to any of the twelve Federal Reserve Banks organized under
Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341 or, with Agent's prior written approval, to another Person. No such pledge or the enforcement thereof shall release the pledgor Bank from its obligations hereunder or under any of the other Loan Documents.

     Section 18.6 NO ASSIGNMENT BY BORROWER OR GUARANTOR. Neither the Borrower nor the Guarantor shall assign or transfer any of its rights or obligations under any of the Loan Documents without the prior written consent of each of the Banks.

     Section 18.7 DISCLOSURE. The Borrower and Guarantor each agrees that in addition to disclosures made in accordance with standard banking practices any Bank may disclose information obtained by such Bank pursuant to this Agreement to assignees or participants and potential assignees or participants hereunder.

     Section 18.8 CO-AGENTS. The Arranger shall not have any additional rights or obligations under the Loan Documents, except for those rights, if any, as a Bank.


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

Section 19. NOTICES.

     Each notice, demand, election or request provided for or permitted to be given pursuant to this Agreement (hereinafter in this Section 19 referred to as "Notice"), but specifically excluding to the maximum extent permitted by law any notices of the institution or commencement of foreclosure proceedings, must be in writing and shall be deemed to have been properly given or served by personal delivery or by sending same by overnight courier or by depositing same in the United States Mail, postpaid and registered or certified, return receipt requested, or as expressly permitted herein, by telecopy and addressed as follows:

     If to the Agent or KeyBank:

          KeyBank National Association
          1200 Abernathy Road, Suite 1550
          Atlanta, Georgia 30328
          Attn: Jay Johns
          Telecopy No.: (770) 510-2195

     and to:

          McKenna Long & Aldridge LLP
          5300 SunTrust Plaza
          303 Peachtree Street
          Atlanta, Georgia 30308
          Attn: William F. Timmons, Esq.
          Telecopy No.: (404) 527-4198

     If to the Borrower or the Guarantor:

          Windrose Medical Properties, L.P.
          Windrose Medical Properties Trust
          3502 Woodview Trace
          Suite 210
          Indianapolis, Indiana 46268
          Attn: Frederick L. Farrar
          Telecopy No.: (317) 860-9128

     With a copy to:

          Windrose Medical Properties Trust
          3502 Woodview Trace
          Suite 210
          Indianapolis, Indiana 46268
          Attn: Daniel R. Loftus
          Telecopy No.: (317) 860-8874

to each other Bank a party hereto at the address for such party set forth on the signature page for such Bank, and to each other Bank which may hereafter become a party to this Agreement at such address as may be designated by such Bank. Each Notice shall be effective upon being personally delivered or upon being sent by overnight courier or upon being deposited in the United States Mail as aforesaid, or if transmitted by facsimile, upon being sent and confirmation of receipt. The time period in which a response to such Notice must be given or any action taken with respect thereto (if any), however, shall commence to run from the date of receipt if personally delivered or sent by overnight courier or facsimile (or if sent by facsimile, next Business Day if received after 5:00 p.m. (Cleveland time) or on a day that is not a Business Day), or if so deposited in the United States Mail, the earlier of three (3) Business Days following such deposit or the date of receipt as disclosed on the return receipt. Rejection or other refusal to accept or the inability to deliver because of changed address for which no notice was given shall be deemed to be receipt of the Notice sent. By giving at least fifteen
(15) days prior Notice thereof, the Borrower, the Guarantor, a Bank or Agent shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses and each shall have the right to specify as its address any other address within the United States of America.

Section 20. RELATIONSHIP.

     Neither the Agent nor any Bank has any fiduciary relationship with or fiduciary duty to the Borrower, Guarantor or their respective Subsidiaries arising out of or in connection with this Agreement or the other Loan Documents or the transactions contemplated hereunder and thereunder, and the relationship between each Bank and the Borrower is solely that of a lender and borrower, and nothing contained herein or in any of the other Loan Documents shall in any manner be construed as making the parties hereto partners, joint venturers or any other relationship other than lender and borrower.

Section 21. GOVERNING LAW: CONSENT TO JURISDICTION AND SERVICE.

     THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, ARE CONTRACTS UNDER THE LAWS OF THE STATE OF GEORGIA AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SUCH STATE (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). THE BORROWER AND GUARANTOR AGREE THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF GEORGIA OR ANY FEDERAL COURT SITTING THEREIN AND CONSENT TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER OR GUARANTOR BY MAIL AT THE ADDRESS SPECIFIED IN SECTION 19. THE BORROWER AND EACH GUARANTOR HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

Section 22. HEADINGS.

     The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

Section 23. COUNTERPARTS.

     This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.


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

Section 24. ENTIRE AGREEMENT, ETC.

     The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in Section 27.

Section 25. WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS.

     EACH OF THE BORROWER, THE GUARANTOR, THE AGENT AND THE BANKS HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY NOTE OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EXCEPT TO THE EXTENT EXPRESSLY PROHIBITED BY LAW, THE BORROWER AND THE GUARANTOR EACH HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. THE BORROWER AND THE GUARANTOR EACH (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY BANK OR THE AGENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH BANK OR THE AGENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT THE AGENT AND THE BANKS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH THEY ARE PARTIES BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 25.

Section 26. DEALINGS WITH THE BORROWER OR THE GUARANTOR.

     The Agent, the Banks and their affiliates may accept deposits from, extend credit to, invest in, act as trustee under indentures of, serve as financial advisor of, and generally engage in any kind of banking, trust or other business with the Borrower, the Guarantor and their respective Subsidiaries or any of their affiliates regardless of the capacity of the Agent or the Bank hereunder. The Banks acknowledge that, pursuant to such activities, the Agent, a Bank or its affiliates may receive information regarding such Persons (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Agent or such Bank, as applicable, shall be under no obligation to provide such information to them.

Section 27. CONSENTS, AMENDMENTS, WAIVERS, ETC.

     Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement may be given and any term of this Agreement or of any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower or Guarantor of any terms of this Agreement or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Majority Banks. Notwithstanding the foregoing, none of the following may occur without the written consent of each Bank: a decrease in the rate of interest on the Notes except as provided in this Agreement; a change in the Maturity Date of the Notes; an increase in the amount of the Commitments of the Banks except pursuant to Section 18.1; a forgiveness, reduction or waiver of the principal of any unpaid Loan or any interest thereon; the postponement of any date fixed for any payment of principal of or interest on the Loans; a decrease of the amount of any fee (other than late fees) payable to a Bank hereunder; the release of the Borrower or


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Guarantor except as otherwise provided herein; a change in the manner of distribution of any payments to the Banks or the Agent; an amendment of the definition of Majority Banks or of any requirement for consent by all of the Banks; or an amendment of this Section 27. The provisions of Section 14 may not be amended without the written consent of the Agent. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Agent or any Bank in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrower or Guarantor shall entitle the Borrower and Guarantor to other or further notice or demand in similar or other circumstances.

Section 28. SEVERABILITY.

     The provisions of this Agreement are severable, and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

Section 29. TIME OF THE ESSENCE.

     Time is of the essence with respect to each and every covenant, agreement and obligation of the Borrower and Guarantor under this Agreement and the other Loan Documents.

Section 30. NO UNWRITTEN AGREEMENTS.

     THE WRITTEN LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. ANY ADDITIONAL TERMS OF THE AGREEMENT BETWEEN THE PARTIES ARE SET FORTH BELOW.

Section 31. REPLACEMENT OF NOTES.

     Upon receipt of evidence reasonably satisfactory to Borrower of the loss, theft, destruction or mutilation of any Note, and in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to Borrower or, in the case of any such mutilation, upon surrender and cancellation of the applicable Note, Borrower will execute and deliver, in lieu thereof, a replacement Note, identical in form and substance to the applicable Note and dated as of the date of the applicable Note and upon such execution and delivery all references in the Loan Documents to such Note shall be deemed to refer to such replacement Note.

Section 32. RIGHTS OF THIRD PARTIES.

     This Agreement and the other Loan Documents are made and entered into for the sole protection and legal benefit of the Borrower, the Guarantor, the Banks and the Agent, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. All conditions to the performance of the obligations of the Agent and the Banks under this Agreement, including the obligation to make Loans, are imposed solely and exclusively for the benefit of the Agent and the Banks and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that the Agent and the Banks will refuse to make Loans in the absence of strict compliance with any or all thereof and no other Person shall, under any


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circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by the Agent and the Banks at any time if in their sole discretion they deem it desirable to do so.

Section 33. PATRIOT ACT.

     Each Bank and the Agent (for itself and not on behalf of any Bank) hereby notifies the Borrower and Guarantor that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower, the Guarantor and their respective Subsidiaries, which information includes names and addresses and other information that will allow such Bank or the Agent, as applicable, to identify Borrower, the Guarantor and their respective Subsidiaries in accordance with the Patriot Act.

                            [SIGNATURE PAGES FOLLOW]


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     IN WITNESS WHEREOF, the undersigned have duly executed this Agreement under seal as of the date first set forth above.

                                        BORROWER:

                                        WINDROSE MEDICAL PROPERTIES, L.P., a
                                        Virginia limited partnership

                                        By: Windrose Medical Properties Trust, a
                                            Maryland real estate investment
                                            trust, its General Partner


                                        By: /s/ Daniel R. Loftus
                                            ------------------------------------
                                        Name: Daniel R. Loftus
                                        Title: Executive Vice President


                                        GUARANTOR:

                                        WINDROSE MEDICAL PROPERTIES TRUST,
                                        a Maryland real estate investment trust


                                        By: /s/ Frederick L. Farrar
                                            ------------------------------------
                                        Name: Frederick L. Farrar
                                        Title: President

                                        BANKS:

                                        KEYBANK NATIONAL ASSOCIATION,
                                        individually and as Agent


                                        By: /s/ Jay Johns
                                            ------------------------------------
                                        Name: Jay Johns
                                        Title: Sr. Banker

KeyBank National Association
1200 Abernathy Road, Suite 1550
Atlanta, Georgia 30328
Attn: Jay Johns
Telecopy No.: (770) 510-2195